As filed with the Securities and Exchange Commission on October 16, 2003
                                                      Registration No. 333-96653


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              --------------------


                               Amendment No. 4 to


                                    Form SB-2
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933



                              U.S. GOLD CORPORATION
                 (Name of small business issuer in its charter)

   Colorado                           1041                       84-0796160
----------------               -----------------             -------------------
(State or other                (Primary Standard              (I.R.S. Employer
jurisdiction of                    Industrial                Identification No.)
incorporation or                 Classification
organization)                         Code)


          2201 Kipling Street, Suite 100, Lakewood, Colorado 80215-1545
                                 (303) 238-1438
          (Address and telephone number of principal executive offices)

          2201 Kipling Street, Suite 100, Lakewood, Colorado 80215-1545
                   (Address of principal place of business or
                           intended place of business)

                William W. Reid, President, U.S. Gold Corporation
          2201 Kipling Street, Suite 100, Lakewood, Colorado 80215-1545
                                  303-238-1438
            (Name, address and telephone number of agent for service)


                                 With a copy to:
                               David C. Roos, Esq.
                                 Moye Giles LLP
                       1225 Seventeenth Street, 29th Floor
                           Denver, Colorado 80202-5529
                                 (303) 292-2900


Approximate date of commencement proposed sale to public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

Title of each                       Proposed         Proposed
  class of          Amount          maximum           maximum        Amount of
securities to       to be        offering price      aggregate      registration
be registered     registered        per unit       offering price       fee
-------------     ----------     --------------    --------------   ------------

Common Shares     2,785,715          $0.423          $1,178,357        $106.00


Common Shares       672,528          $1.01           $  679,523        $ 55.00




The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The Selling Shareholders may not sell the securities until the registration statement filed with the Securities and Exchange Commission is effective. The prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                  Subject to completion, dated October__, 2003


Prospectus


                              U.S. Gold Corporation
                                3,458,243 Shares
                                  Common Stock


By this prospectus, the Selling Shareholders named in this prospectus may from time to time offer shares of our Common Stock. U.S. Gold Corporation will not receive any of the proceeds from the sale of shares of Common Stock by the Selling Shareholders. This prospectus also relates to shares to be issued upon exercise of certain Common Stock warrants for which U.S. Gold Corporation would receive gross proceeds of $128,572 if all the subject warrants are exercised (see "DESCRIPTION OF CAPITAL STOCK" elsewhere in this prospectus).


Our Common Stock trades on the OTC Bulletin Board under the symbol : "USGL." On October 14, 2003, the reported last sale price of our Common Stock was $1.01 per share.


INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" ON PAGE 4 OF THIS PROSPECTUS AND THOSE RISK FACTORS CONTAINED IN THE APPLICABLE PROSPECTUS SUPPLEMENT, IF ANY, FOR INFORMATION YOU SHOULD CONSIDER BEFORE BUYING THE SECURITIES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this prospectus is _______, 2003.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

PROSPECTUS SUMMARY.........................................................    3

RISK FACTORS...............................................................    5

DETERMINATION OF OFFERING PRICE............................................   10

SELLING SECURITY HOLDERS...................................................   10

PLAN OF DISTRIBUTION.......................................................   12

LEGAL PROCEEDINGS..........................................................   14

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS...............   14

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.............   17

DESCRIPTION OF CAPITAL STOCK...............................................   19

INTEREST OF NAMED EXPERTS AND COUNSEL......................................   20

DISCLOSURE OF COMMISSION POTION ON INDEMNIFICATION FOR
SECURITY LIABILITY.........................................................   20

DESCRIPTION OF BUSINESS....................................................   21

MANAGEMENTS' DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS..................................................   28

DESCRIPTION OF PROPERTY....................................................   35

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.............................   39

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS...................   45

EXECUTIVE COMPENSATION.....................................................   46

LEGAL OPINION..............................................................   53

EXPERTS....................................................................   53

CHANGES AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
FINANCIAL DISCLOSURE.......................................................   53

ADDITIONAL INFORMATION AVAILABLE...........................................   53

FINANCIAL STATEMENTS.......................................................   54

ABOUT THIS PROSPECTUS                                                 Back Cover

                               PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this Prospectus. You should read the entire Prospectus carefully, including the "RISK FACTORS" section.


THE OFFERING:       Resale of 3,458,243 shares of Common Stock by Selling
                    Shareholders in market or negotiated transactions.

OUR BUSINESS:       We are engaged in the exploration for gold and silver
                    mineralization and the development and production from successful properties. The Company has not had revenues from mining operations since 1990. Our only owned property is the Tonkin Springs property located on the Battle
                    Mountain-Cortez gold trend in Nevada where we have a 45% interest joint venture with BacTech Nevada who in turn owns a 55% interest in the joint venture and is manager with certain funding responsibilities. We are presently in the exploration stage for gold and silver at the Tonkin Springs property where we have a milling facility in place and an estimate of mineralized material of 30.7 million tons with average grade of 0.045 ounce gold per ton. We and BacTech
                    Nevada are currently evaluating the Tonkin Springs property to determine if the property can be put back into production. Current plans are to prepare amendments to required governmental permits which would allow the venture to recommence production at Tonkin Springs and which could involve minor modification of the milling facilities including the use of flotation technology which has been licensed from Newmont Mining Corporation. BacTech Nevada will be required to raise additional funding to fund its obligations to the Company and the venture.

                    On March 25, 2003, the Company and BacTech Enviromet Corporation ("BacTech"), an Ontario, Canada corporation based in Ontario with shares traded on the TSX-Venture Exchange (symbol YBA), entered into an option agreement whereby BacTech could purchase a 55% ownership interest in Tonkin Springs property on or before July 31, 2003.BacTech paid the Company a non-refundable deposit of $250,000 related to the option agreement, which was to be applied against the purchase price, and BacTech was also obligated to fund reasonable and necessary holding costs at the Tonkin Springs property from March 25, 2003 through exercise of the option agreement in the amount of approximately $68,500.

                    Effective July 31, 2003 BacTech, through its wholly-owned subsidiary, BacTech Nevada Corporation, a Nevada corporation, ("BacTech Nevada") closed on the purchase of 55% equity ownership interest in TSLLC. The Company, through subsidiaries, owns the remaining 45% equity ownership interest in TSLLC. With the closing BacTech Nevada assumed manager and funding responsibilities for TSLLC. This closing was the transaction contemplated under a letter agreement between the Company and BacTech dated March 25, 2003 (the "Letter Agreement"), whereby BacTech had the right to purchase the interest in TSLLC.

                    The purchase price for BacTech Nevada's 55% equity ownership interest in TSLLC is $1,750,000 (the "Purchase Price") plus a funding obligation of $12 million to TSLLC. Including the $250,000 paid by BacTech with the Letter Agreement and the $150,000 paid by BacTech Nevada at the closing, BacTech Nevada has paid a total of $400,000 of the Purchase Price to date. An additional $600,000 payment from BacTech Nevada to the Company is due October 31, 2003 with the remaining $750,000 is to be paid either upon commencement of commercial production at Tonkin Springs as defined, or if production has not commenced by July 31, 2004, in 12 consecutive monthly payments of $62,500 commencing on that date. BacTech Nevada shall also pay 100% of funding required by TSLLC up to $12 million (the "Funding Obligation"). If additional funding is required by TSLLC after the Funding Obligation, BacTech Nevada is required to advance the Company's share of any cash calls if requested by the Company (the "Advances"), with repayment to BacTech Nevada of any Advances plus interest from 50% of cash distributions otherwise due the Company. If BacTech Nevada withdraws from TSLLC at any time, its equity ownership interest would revert back to subsidiaries of the Company. The Company estimates that the gain on the sale of the 55% interest to BacTech Nevada will result in a gain of approximately $273,000 which will be recognized as the Purchase Price is realized.

                    We also have an approximate 40% percent minority stock investment in an affiliated company, Gold Resource Corporation ("GRC"), which is currently exploring a gold property in the state of Oaxaca, Mexico. From July 1, 2000 through December 31, 2002, we managed the affairs of GRC under contract, however, GRC was responsible to provide all its required funding. See "BUSINESS" and "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS-CONTRACT WITH GOLD RESOURCE CORPORATION".


OUR PRINCIPAL
EXECUTIVE OFFICES:  Address:          2201 Kipling Street, Suite 100
                                      Lakewood, CO 80215-1545
                    Telephone Number: (303) 238-1438
                    E-mail:           billp@usgoldmining.com


TOTAL SHARES
OUTSTANDING PRIOR
TO THE OFFERING:    18,186,061

SHARES BEING
OFFERED FOR RESALE
TO THE PUBLIC:      3,458,243

SHARES BEING ISSUED
WHEN AND IF THERE
IS EXERCISE OF
WARRANTS:           428,572

TOTAL SHARES
OUTSTANDING AFTER
THE OFFERING:       18,614,633


PRICE PER SHARE
TO THE PUBLIC:      Indeterminate, sales will be made either at market prices on the date of sale or negotiated prices.

TOTAL PROCEEDS
RAISED BY OFFERING: None. (See "DESCRIPTION OF CAPITAL STOCK" regarding warrants.)

USE OF PROCEEDS
FROM THE SALE OF
SHARES BY THE
COMPANY:            Not applicable.

OTC BULLETIN
BOARD SYMBOL:       USGL

BERLIN STOCK
EXCHANGE SYMBOL:    US 8

PLAN OF
DISTRIBUTION:       Market transactions through licensed broker-dealers or
                    negotiated transactions, in the case of Selling
                    Shareholders. Issuance of shares pursuant to exercise and conversion of warrants in the case of the Company.

MANAGEMENT:         Our executive management is made up of William W. Reid,
                    president, chief executive officer and director, William F.
                    Pass, vice president, chief financial officer and secretary, David C. Reid, vice president and director, and our non-executive, outside directors are John W. Goth, Richard
                    F. Nanna, Peter Bojtos and Curtis Deane.


Unless otherwise indicated, "we," "us" and "our" refer to U. S. Gold Corporation and our subsidiaries. The Company also holds a 45% interest in Tonkin Springs LLC, which owns the Tonkin Springs project in Eureka County, Nevada.


                                  RISK FACTORS


YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE MAKING AN INVESTMENT DECISION. WE BELIEVE THESE ARE ALL THE MATERIAL RISKS CURRENTLY FACING OUR BUSINESS, BUT ADDITIONAL RISKS WE ARE NOT PRESENTLY AWARE OF OR THAT WE CURRENTLY BELIEVE ARE IMMATERIAL MAY ALSO IMPAIR OUR BUSINESS OPERATIONS. OUR FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD BE MATERIALLY ADVERSELY AFFECTED BY THESE RISKS. THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE DUE TO ANY OF THESE RISKS, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT. IN ASSESSING THESE RISKS, YOU SHOULD ALSO REFER TO THE OTHER INFORMATION INCLUDED IN THIS PROSPECTUS OR ANY APPLICABLE PROSPECTUS SUPPLEMENT, INCLUDING OUR FINANCIAL STATEMENTS AND RELATED NOTES.


1. GOING CONCERN RISK COULD RESULT IN COMPANY NOT CONTINUING IN BUSINESS. The Company's ability to continue as a going concern is contingent upon the performance of BacTech Nevada under a purchase agreement and our ability to secure financing, increase equity through sale of securities and attain profitable operations. Due to these uncertainties our independent accountants have included a going concern limitation in its audit report as of and for the year ended December 31, 2002. See "FINANCIAL STATEMENTS."

2. BACTECH NEVADA MAY NOT MAKE THE PAYMENTS REQUIRED UNDER THEIR PURCHASE OF 55% INTEREST IN TONKIN SPRINGS PROPERTY FURTHER NEGATIVELY IMPACTING COMPANY'S FINANCIAL CONDITION. BacTech Nevada may not make the required payments to the Company under the purchase agreement for $600,000 due on October 31, 2003 or $750,000 on July 31,2004 (or, alternatively, paid in monthly installments of $62,500 commencing that date) thus defaulting under such purchase agreement. Default of BacTech Nevada under the purchase agreement would negatively impact the Company's financial condition.

3. NO RESERVES AT TONKIN SPRINGS PROPERTY COULD RESULT IN PROPERTY NOT MOVING BEYOND EXPLORATION STAGE. The estimate of mineralized material for the Tonkin Springs property does not include reserves. Mineralized material or deposit is a mineralized body which has been delineated by appropriate drilling and/or underground sampling to support a sufficient tonnage and average grade of metal(s). Under Securities and Exchange Commission standards, such a deposit does not qualify as a reserve until a comprehensive evaluation, based upon unit cost, tonnage, grade, price, recoveries costs and other factors, concludes economic feasibility. To achieve determination of proven and probable reserves, it will be necessary for TSLLC to engage an outside engineering firm to assess geologic data and to develop an economic model demonstrating commercial feasibility of the property. The Tonkin Springs Property may not move beyond the exploration stage.

4. COMPLIANCE WITH ENVIRONMENTAL REGULATION REQUIRED TO ATTAIN OPERATIONS. In connection with our proposed Tonkin Springs property activities, the Company and TSLLC are required to comply with various federal, state and local laws and regulations pertaining to the discharge of materials into the environment or otherwise relating to the protection of the environment all of which can increase the costs and time required to attain operations. Through TSLLC we are in the process of obtaining environmental permits, licenses or approvals required for potential operations at Tonkin Springs, however, we may not be successful in obtaining the required authority to commence any development and operation, or such authority may not be obtained on a timely basis. Through TSLLC, we may not be able to complete our evaluation program due to permitting problems or other causes and thus may be unable to potentially develop the property before expending all available capital. The Tonkin Springs Property may not move beyond the exploration stage.

5. LACK OF FUNDING FOR BUSINESS PLAN. The Company may not be successful in obtaining the additional funding necessary to carry out its business plan, protect its assets and/or to meet its financial obligations.

6. DEPENDENCE UPON AFFILIATE COMPANY FOR REVENUES COULD NEGATIVELY IMPACT FINANCIAL CONDITION. During 2002, the Company received most of its revenue from a management contract with GRC for $30,000 which was paid in cash and was recognized as revenue and $330,000 which remains unpaid and owing to the Company by GRC at October 14, 2003. GRC is a new mining company which does not have operations and is primarily funded by equity investment. Payment to the Company of the $330,000 owed to it by GRC is uncertain and risky at this time. If the Company does not receive payment from GRC that would negatively impact its financial condition. The Company and GRC have determined not to enter into a new management contract for 2003.

7. POTENTIAL FOR LOSS OF INTEREST IN PROPERTIES. The interest, through TSLLC, in the claims making up the Tonkin Springs property require certain annual payments to various governmental authorities and to leaseholders in the cases of property subject to leases along with certain minimum work commitments associated with certain of those property leases. If TSLLC is unable to meet the financial, fees, and work commitments required, TSLLC and we could lose the right to develop those properties.


8. TITLE TO MINERAL PROPERTIES CAN BE UNCERTAIN. The mineral properties making up the Tonkin Springs property consist of leases of unpatented mining claims and unpatented mining claims. Unpatented mining claims provide only possessory title. The validity of unpatented mining claims are often uncertain and such validity is often subject to contest. Unpatented mining claims are unique property interests in the United States and are generally considered subject to greater title risk than patented mining claims or real property interests that are owned in fee simple. The validity of unpatented mining claims in the United States, in terms of both their location and maintenance, is dependent on strict compliance with a complex body of federal and state statutory and case law. In addition, there are few public records that definitely control the issues of validity and ownership of unpatented mining claims. We have not generally obtained title opinions, with the attendant risk that title to some properties, particularly title to undeveloped properties, may be defective.


The present status of our unpatented mining claims located on public lands allows us the exclusive right to mine and remove valuable minerals, such as precious and base metals. We, through TSLLC, also are allowed to use the surface of the land solely for purposes relating to mining and processing of any mineralization. However, legal ownership of the land remains with the United States. We remain at risk that the mining claims may be forfeited either to the United States or to rival private claimants due to failure to comply with statutory requirements as to location and maintenance of the claims.

9. FLUCTUATING GOLD PRICE COULD NEGATIVELY IMPACT BUSINESS PLAN. The potential for profitability of gold mining operations at Tonkin Springs and the value of the Tonkin Springs project is directly related to the market price of gold. The market price of gold fluctuates widely and is affected by numerous factors beyond the control of our Company. The market price for gold may decrease which could make development of Tonkin Springs uneconomic, could make it more difficult for TSLLC or the Company to raise funding necessary to achieve operations at Tonkin Springs, or could make such operations, if achieved, unprofitable.

10. OTHER MINING RISKS COULD NEGATIVELY IMPACT OPERATIONS. The operations of the Company, through TSLLC, are subject to all of the hazards and risks normally incident to developing and operating mining properties. These risks include:

*    insufficient economic mineralized material
*    fluctuations in production costs that may make mining not economical
*    significant environmental and other regulatory restrictions
*    labor disputes
*    unanticipated variations in grade and other geologic problems
*    water conditions
*    difficult surface or underground conditions
*    metallurgical and other processing problems
*    mechanical and equipment performance problems
*    failure of pit walls or dams
*    force majeure events, including natural disasters
*    and the risk of injury to persons, property or the environment

Any of these risks can materially and adversely affect, among other things, the development of properties, production quantities and rates, costs and expenditures and production commencement dates.

11. COMPETITIVE BUSINESS CONDITIONS PUTS COMPANY AT DISADVANTAGE. The exploration for, and the acquisition and development of gold properties are subject to intense competition and the size and financial condition of the Company puts it at a disadvantage with its competitors and makes investment in the Company more risky than in other companies active in exploration and mining activities. Companies with greater financial resources, larger staffs, more experience, and more equipment for exploration and development may be in a better position than the Company to compete for such mineral properties. Our present limited cash flow means that our ability to compete for properties to be explored and developed is more limited than in the past. We believe that competition for acquiring mineral prospects will continue to be intense in the future.

12. LACK OF PROFITS AND CASH FLOW FROM MINING OPERATIONS COULD IMPACT FUTURE OPERATIONS. For 2002 and 2001 the Company recorded net losses of $1,375,459 or $0.09 per share, and $136,450 or $0.01 per share respectively, and did not generate any cash flow from mining operations. As a result, we have relied upon payments from third parties under various transactions, deferral of payments by related parties, and funding from other sources, including sale of equity securities, to satisfy cash requirements.


13. LIMITED NUMBER OF COMPANY PROSPECTS. Our only current mining project is the Tonkin Springs project which we own 45%. We also have an approximate 40 percent minority stock ownership position in GRC, an affiliated company, which is currently exploring a gold property in Mexico. That property has not had any operations. The Company must commence such operations to derive revenues. Therefore, we are dependent on the success of a limited number of projects.


14. VOLATILITY OF STOCK PRICE COULD IMPACT VALUATION. Our Common Stock is quoted on the OTC Bulletin Board System and on the Berlin Stock Exchange located in Germany. We have experienced significant volatility in price and trading volumes over the last several years. There could be limited liquidity for our Common Stock. (See "MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS").

15. PENNY STOCK DISCLOSURE REQUIREMENTS COULD LIMIT PRICE AND LIQUIDITY OF OUR COMMON STOCK. Our Common Stock is subject to the Penny Stock disclosure requirements as defined in the 1934 Exchange Act which imposes increased disclosure requirements between potential investors and their brokers. These requirements may have the effect of reducing the level of trading activity in the secondary markets and therefore having a negative effect on the price and liquidity of our stock.

16. LEGISLATION COULD NEGATIVELY IMPACT BUSINESS PLAN. Proposed federal legislation could negatively impact our ability to operate in the future. A number of bills have been introduced in the U.S. Congress over past years that would revise in various respects the provisions of the Mining Law of 1872. If enacted, such legislation could substantially increase the cost of holding unpatented mining claims and could impair the ability of companies to develop mineral resources on unpatented mining claims. Our financial performance could therefore be affected adversely by passage of such legislation. Pending possible reform of the Mining Law of 1872, Congress has put in place a moratorium which prohibits acceptance or processing of most mineral patent applications.

17. LACK OF PERSONNEL SUBJECTS COMPANY TO ADDITIONAL RISKS. We are a small Company with only five employees and thus our success depends on the services of key employees in the three executive positions. The loss of the services of one or more of these executive employees could have a material adverse effect on us. The Company does not carry life insurance on its key employees.

18. CONFLICTS OF INTEREST COULD ARISE WITH MANAGEMENT. Messers William and David Reid are both officers and directors of both the Company and GRC, an affiliate of the Company. Conflicts of interests could arise between these persons' duties as officers and directors of the Company and their respective positions as officers and directors of GRC.

19. POTENTIAL ENVIRONMENTAL LIABILITY FOR OTHER PROPERTIES. We have transferred our interest in several mining properties over past years and we could remain potentially liable for environmental enforcement actions related to our prior ownership of such properties. The Company is responsible for the reclamation obligations related to the Tonkin Springs Properties.


20. CONTINUING RECLAMATION OBLIGATIONS FOR TONKIN SPRINGS COULD REQUIRE ADDITIONAL FUNDING. As part owner of TSLLC which owns the Tonkin Springs property, we are jointly responsible along with our partner for the reclamation obligations related to disturbances located on the property. The current estimate of reclamation costs of disturbances on the property is approximately $1.82 million which estimate has been filed with and approved by appropriate federal and state governmental agencies. As required by regulatory requirements, TSLLC has in place a cash bond in the amount of $1.83 million to secure the reclamation of the property. However, that cash bond could be inadequate to cover the costs of reclamation which could subject TSLLC and the Company to additional bond funding obligations or actual reclamation costs.

21. LIMITED AUTHORIZED STOCK TO FUND BUSINESS PLAN. The Company has approximately 13.3 million shares of available authorized but unissued Common Stock which are not otherwise reserved for warrants and for options. Therefore the Company has limited shares of Common Stock which otherwise could be sold to meet future financing needs.

22. POTENTIAL DILUTION TO EXISTING SHAREHOLDERS. If the Company issues some or all of its available authorized but unissued shares, the existing shareholders respective ownership of the Company would be diluted and issuance of such shares could result in a change of control of the Company.


                         DETERMINATION OF OFFERING PRICE

The Selling Shareholders and their pledgees, donees, transferees or other successors in interest may offer the shares of our Common Stock from time to time after the date of this prospectus and will determine the time, manner and size of each sale in over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. The initial exercise price of the outstanding warrants, $0.53/share, was determined as the approximate bid price of the Common Stock at the time of the commitment, and the exercise price as amended April 30, 2003 of those outstanding warrants, $0.30/share, was determined as the closing price of the Common Stock as of date of the amendment to the related subscription agreement.

                            SELLING SECURITY HOLDERS


The following table sets forth information regarding the beneficial ownership of our Common Stock by the persons we expect will be the Selling Shareholders, based on the number of shares of Common Stock and warrants outstanding as of October 14, 2003. Except as otherwise noted in the footnotes below, we are not aware of any purchases or sales of our Common Stock by the Selling Shareholders subsequent to October 14, 2003. The shares in the "Shares That May Be Sold" column reflect shares beneficially owned and to be sold by each Selling stockholder. Each of the Selling Shareholders listed below has agreed that, during the effectiveness of the registration statement of which this prospectus is a part, such Selling stockholder will sell shares of Common Stock only pursuant to such registration statement.


                                                               Shares Owned
                            Shares That May be Sold        After Offering (1)(2)
                           -------------------------       ---------------------
Selling Shareholders         Number       Percentage        Number    Percentage
--------------------       ---------      ----------       --------   ----------

Excalibur Limited
Partnership (3)            1,285,715           6.9%            0          0%


Global Gold &
Precious (4)                 125,000             *             0          0%

1056149 Ontario Ltd.
c/o HSBC Securities
(Canada) Inc. (5)             50,000             *             0          0%

John Ryan (6)                375,000           2.1%            0          0%

Michaux-Gestion
Paris (7)                    250,000           1.4%            0          0%

ING Ferri
a/c 2000024 (8)              125,000             *             0          0%

Concord Bank
Limited  (9)                  50,000             *             0          0%

Excelsior Mining
Fund (10)                    125,000             *             0          0%

R. Clarke (11)                75,000             *             0          0%

Arlington Group PLC (12)     187,500           1.1%            0          0%

Kayjay Reality Inc. (13)     112,500             *             0          0%

GUNDYCO in Trust for          25,000             *             0          0%
 Account No. 500-1327427 (14)


RMB International
(Dublin) Ltd. (15)           672,528           3.7%            0          0%



     *   Less than 1%

(1) The number in the "Shares Beneficially Owned After the Offering" column assumes that the maximum number of shares that may be sold listed in the previous column are actually sold in the offering.
(2) Includes the 428,572 shares of Common Stock underlying warrants that are exercisable as of May 31, 2003 or that will become exercisable within 60 days hereafter and are deemed to be outstanding for the purposes of calculating the beneficial ownership of owner, but are not deemed to be outstanding for the purposes of computing the beneficial ownership of any other person.
(3) Excalibur Limited Partnership is an Ontario, Canada limited partnership the sole general partner of which is William Hechter.
(4) Global Gold & Precious is a gold and precious mutual fund company based in Paris, France with investment manager Jean Bernard Guyon.
(5) 1056149 Ontario Ltd. is an Ontario, Canada private foreign investment management company controlled by Marilyn Barker.
(6) Mr. John Ryan is a Canadian individual who makes his own investment decisions.
(7) Michaux-Gestion Paris is a private foreign investment management company based in Paris, France with investment manager Remy Bert.
(8) ING Ferri a/c 2000024 is the account of Societe Parisienne Gestion, a private foreign investment management company based in Paris, France with investment manager Yves Tailleur.
(9) The Concorde Bank Limited is a bank registered in Barbados, West Indies with investment manager Norbert Marchal.
(10) Excelsior Mining Fund is registered in Nassau (Bahamas) and is managed by Lion Resources Management Ltd, London, England.
(11) Mr. R. Clark is an individual living in France who makes his own investment decisions.
(12) The Arlington Group PLC is a private foreign venture capital firm based in London, England.
(13) Kayjay Realty Inc. is a business based in Ontario, Canada, and the investment account is managed by HSBC Securities (Canada) Inc.

(14) GUNDYCO in Trust for Account No. 500-1327427 is managed by CIBC Wood Gundy for the benefit of Minh-Thu Dao-Huy, an individual living in Canada.

(15) RMB International (Dublin) Ltd. is a wholly owned subsidiary of First Rand Bank Holdings Limited of South Africa. The investment manager is Rick Winters.


None of the above are affiliates of United States broker-dealers, nor at the time of purchase did any of the above have any agreements or understandings, directly or indirectly, with any persons to distribute the securities.

                              PLAN OF DISTRIBUTION

We are registering the shares of our Common Stock at the request of the Selling Shareholders. We will pay the costs and fees of registering the shares, but the Selling Shareholders will pay any brokerage commissions, discounts or other expenses relating to the sale of the shares. We have agreed with the Selling Shareholders to indemnify each other against certain liabilities, including liabilities arising under the Securities Act, that relate to statements or omissions in the registration statement of which this prospectus forms a part. We may suspend the use of this prospectus and any supplements in certain circumstances due to pending corporate developments.

The Selling Shareholders and their pledgees, donees, transferees or other successors in interest may offer the shares of our Common Stock from time to time after the date of this prospectus and will determine the time, manner and size of each sale in over-the-counter market or otherwise, at market prices prevailing at the time of sale, or at prices related to prevailing market prices, or at negotiated prices. The Selling Shareholders may negotiate, and will pay, brokers or dealers commissions, discounts or concessions for their services. In effecting sales, brokers or dealers engaged by the Selling Shareholders may allow other brokers or dealers to participate. However, the Selling Shareholders and any brokers or dealers involved in the sale or resale of the shares may qualify as "underwriters" within the meaning of the section 2(a)(11) of the Securities Act. In addition, the brokers' or dealers' commissions, discounts or concessions may qualify as underwriters' compensation under the Securities Act. If any of the Selling Shareholders qualifies as an "underwriter," it will be subject to the prospectus delivery requirements of section 5(b)(2) of the Security Act of 1933.

The methods by which the Selling Shareholders may sell the shares of our Common Stock include:

     A block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block, as principal, in order to facilitate the transaction;

     Purchases by a broker or dealer, as principal, in a market maker capacity or otherwise and resale by the broker or dealer for its account;

     Ordinary brokerage transactions and transactions in which a broker solicits purchases;

     Privately negotiated transactions;

     Any combination of these methods of sale; or

     Any other legal method.

In addition to selling their shares under this prospectus, the Selling Shareholders may transfer their shares in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer, or sell their shares under Rule 144 of the Securities Act rather than under this prospectus, if the transaction meets the requirements of Rule 144.

Regulation M under the Securities Exchange Act of 1934 provides that during the period that any person is engaged in the distribution, as defined in Regulation M, of our shares of Common Stock, such person generally may not purchase our Common Stock. The Selling Shareholders are subject to these restrictions, which may limit the timing of purchases and sales of our Common Stock by the Selling Shareholders. This may affect the marketability of our Common Stock.

The Selling Shareholders may use agents to sell the shares. If this happens, the agents may receive discounts or commissions. If required, a supplement to his prospectus will set forth the applicable commission or discount, if any, and the names of any underwriters, brokers, dealers or agents involved in the sale of the shares. The Selling Shareholders and any underwriters, brokers, dealers or agents that participate in the distribution of our Common Stock offered hereby may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any profit on the sale of shares by them and any discounts, commissions, concessions or other compensation received by them may be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Shareholders may agree to indemnify any broker or dealer or agent against certain liabilities relating to the selling of the shares, including liabilities arising under the Securities Act.

Upon notification by the Selling Shareholders that any material arrangement has been entered into with a broker or dealer for the sale of the shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing the material terms of the transaction.

In recognition of the fact that each Selling shareholder may wish to be legally permitted to sell its shares when it deems appropriate, we have agreed with the Selling Shareholders to file with the Securities and Exchange Commission, or SEC, under the Securities Act of 1933, as amended (which we refer to in this prospectus as the Securities Act), a registration statement on Form SB-2, of which this prospectus forms a part, with respect to the resale of the shares, and we have agreed to prepare and file such amendments and supplements to the registration statement as may be necessary to keep the registration statement effective until the earlier of two years or when the shares are no longer required to be registered for sale by the Selling Shareholders.

                                LEGAL PROCEEDINGS


On December 19, 2002, the Company received notice from HW Process Technologies Inc. ("HWPT") indicating that HWPT had filed a Statement of Mechanic's or Materialman's Lien in Eureka County, Nevada on December 12, 2002, concerning alleged amounts due and unpaid by the Company to HWPT related to the Design-Build Agreement dated July 3, 2002, in the approximate amount of $85,000. The Company has reached a conditional settlement agreement with HWPT which provides that upon the Company paying HWPT a total of $50,000, the obligation to HWPT will be settled in full. The Company has paid HWPT $5,000 of this settlement amount and anticipates paying the remaining $45,000 to HWPT in November 2003. There are no other legal proceedings involving the Company.


          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth certain information as to each officer and director of the Company:

                                                               Board
                                    Positions With            Position
Name                       Age        the Company            Held Since         Term Expires
----                       ---      --------------           ----------         ------------

William W. Reid            55       President, Chief            1979            Term Expires
                                    Executive Officer                           At Next Meeting of
                                    and Director                                Shareholders or
                                                                                When Successor is Elected


John W. Goth               76       Director                    1987            Term Expires
                                                                                At Next Meeting of
                                                                                Shareholders or When
                                                                                Successor is Elected


Richard F. Nanna           54       Director                    2003            Term Expires
                                                                                At Next Meeting of
                                                                                Shareholders or When
                                                                                Successor is Elected

Peter Bojtos               54       Director                    2003            Term Expires
                                                                                At Next Meeting of
                                                                                Shareholders or When
                                                                                Successor is Elected

Curtis Deane               54       Director                    2003            Term Expires
                                                                                At Next Meeting of
                                                                                Shareholders or When
                                                                                Successor is Elected


                                       14


David C. Reid              52       Vice President              1993            Term Expires
                                    and Director                                At Next Meeting of
                                                                                Shareholders or When
                                                                                Successor is Elected

William F. Pass            56       Vice President,             n/a             n/a
                                    Chief Financial
                                    Officer, Secretary


WILLIAM W. REID-PRESIDENT, CHIEF EXECUTIVE OFFICER AND DIRECTOR

Mr. Reid, a founder of the Company, has served as a Director and the President of the Company since its inception in 1979. Mr. Reid devotes a majority of his time to the business and affairs of the Company. Mr. Reid is also president and chairman of the board of directors of Gold Resource Corporation ("GRC"), a private corporation and an affiliate of the Company. From July 1, 2000 through December 31, 2002, the Company, including Mr. Reid, managed the affairs of GRC under management contracts between the Company and GRC which expired December 31, 2002. Commencing January 2, 2003, Mr. Reid may spend personal time on the business affairs of GRC. This time is not expected to interfere with his duties as an officer and director of the Company. (See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS-CONTRACT WITH GOLD RESOURCE CORPORATION.") Effective January 1, 1994, Mr. Reid and the Company entered into an employment contract as discussed further under Executive Compensation, Employment Contracts.

JOHN W. GOTH-DIRECTOR

Mr. Goth has been a director of the Company since 1987. Mr. Goth also serves on the board of directors of Royal Gold, Inc., a publicly traded company. For the past ten years, Mr. Goth has been a self-employed mining consultant.

RICHARD F. NANNA-DIRECTOR

Mr. Nanna has been a director of the Company since January 17, 2003. Since 2000, Mr. Nanna has been employed by Apollo Gold Corporation, a publicly traded company and its predecessor company, Nevaro Gold, as Vice
President-Exploration/Development. From 1993 to 1999, Mr. Nanna was Vice President of Exploration for FirstMiss Gold, Getchell Gold Mining and Placer Dome.

PETER BOJTOS-DIRECTOR

Mr. Bojtos was appointed as a director of the Company on May 19, 2003. From 1993 to 1995, he was chairman and chief executive officer of Greenstone Resources Limited, a company which was then constructing gold mines in Central America. Mr. Bojtos is a Professional Engineer and for the past 7 years has been an independent director of several mining and exploration companies. Mr. Bojtos is director, vice president and vice chairman of Fisher-Watt Gold Co. Inc. Mr. Bojtos also serves on the board of directors of Asian Mineral Resources Ltd., Birim Goldfields Inc, Desert Sun Mining Corp, GMD Resources Corp, Gossan Resources, Kalimantan Gold Corp Ltd, Link Mineral Ventures Inc., LMX Resources, Queenstake Resources Ltd, Tournigan Gold Corp (formerly named Tournigan Ventures
Corp) and Vaaldiam Reources Ltd (previously named Noble Peak Resources Ltd). Mr. Bojtos is also a director of Sahelian Goldfields Inc. (Sahelian) which filed a proposal to its creditors under the Bankruptcy and Insolvency Act of Canada in July 2001. As a result Sahelian's creditors were stayed from taking action and the company was not placed into receivership or bankruptcy. The proposal of Sahelian was approved by the courts in September, 2001, and the company is now being reorganized.

CURTIS DEANE-DIRECTOR


Mr. Deane was appointed as a director of the Company on May 19, 2003. Since 1987 Mr. Deane has been an employee of BNP Paribas with the title of director. BNP Paribas is a banking entity with worldwide operations and is an affiliate of French American Banking Corporation ("FABC"). FABC, in turn, is the owner of 2,197,265 shares of the Company representing approximately 12.1 percent of the outstanding shares as of the date of this Prospectus. In addition, FABC has certain contingent rights under the "Agreement To Pay Distributions" dated February 21, 1992 (See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS- French American Banking Corporation").


DAVID C. REID-VICE PRESIDENT EXPLORATION AND DIRECTOR

Effective October 19, 1993, Mr. David Reid was appointed a member of the Board of Directors of the Company. On January 1, 1994, Mr. Reid became an employee and officer of the Company with the title Vice President Exploration and entered into an employment contract with the Company as discussed further under Executive Compensation, Employment Contracts. Mr. Reid devotes a majority of his time to the business and affairs of the Company. Mr. Reid is also vice president and a board member of GRC. From July 1, 2000 through December 31, 2002, the Company, including Mr. Reid, managed the affairs of GRC under management contracts between the Company and GRC which expired December 31, 2002. Commencing January 2, 2003, Mr. Reid may spend personal time on the business affairs of GRC. This time is not expected to interfere with his duties as an officer and director of the Company. (See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS-CONTRACT WITH GOLD RESOURCE CORPORATION.") From January 1, 1993 through December 31, 1993, Mr. Reid was an employee of TSVLP and sole director and president of U.S. Environmental Corporation, a wholly-owned subsidiary of the Company and 0.5 percent owner and limited partner in TSVLP. From September 1, 1991 through December 31, 1992, Mr. Reid was a consultant to the Company. Prior to September 1991, Mr. Reid was an employee and officer (secretary) of the Company and served as a director.

WILLIAM F. PASS-VICE PRESIDENT, CHIEF FINANCIAL OFFICER, SECRETARY

Mr. Pass joined the Company in June 1988 and was appointed Corporate Secretary on September 1, 1991 and effective January 1, 1994, was made Vice President Administration. Effective February 1, 1996, Mr. Pass was appointed Vice President, Chief Financial Officer and Corporate Secretary. Mr. Pass devotes a majority of his time to the business and affairs of the Company. From July 1, 2000 through December 31, 2002, the Company, including Mr. Pass, managed the affairs of GRC under management contracts between the Company and GRC which expired December 31, 2002. Commencing January 2, 2003, Mr. Pass may spend personal time on the business affairs of GRC. This time is not expected to interfere with his duties as an officer of the Company. Effective January 1, 1994, Mr. Pass and the Company entered into an employment contract as discussed further under Executive Compensation, Employment Contracts.

There are no family relationships between officers and directors of the Company except that David C. Reid is brother to William W. Reid.


                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT


The following table sets forth the number of shares of the Company's common stock owned beneficially as of October 14, 2003, by each person known by the Company to have owned beneficially more than five percent of such shares then outstanding, by each person serving as a director of the Company, the Executive Officers, and all of the Company's officers and directors as a group.


                                                                   Percentage of
                                                                       Class
Name and Address of                                    Number       Beneficially
Beneficial Owner           Type of Ownership          of Shares        Owned
-------------------        -----------------         ------------  -------------

William W. Reid            Record and Beneficial       952,295(1)       5.0%
25 Downing St.
No. 1-501
Denver, CO 80218

David C. Reid              Record and Beneficial       684,970(2)       3.6%
2201 Quitman St.
Denver, CO 80212

William F. Pass            Record and Beneficial       278,378(3)       1.5%
14820 W. 58th Pl
Golden, CO 80403

John W. Goth               Record and Beneficial       200,000(4)       1.1%
15140 Foothill Road
Golden, CO  80401

Richard F. Nanna           Record and Beneficial       100,000(5)        .6%
4430 W. Commander Drive
Winnemucca, Nevada 89445

Peter Bojtos               Record and Beneficial             0(6)         0%
2582 Taft Ct.
Lakewood, CO 80215

Curtis Deane               Record and Beneficial             0(7)         0%
BNP Paribas
787 7th Avenue
New York, NY 10019

Placer Dome U.S. Inc.      Record and Beneficial       975,000          5.4%
Suite 600-1055 Dunsmuir St.
Vancouver, British Columbia,
Canada V7X 1L3 (8)

Resource Investment        Beneficial                3,232,373         17.8%
Trust plc
Ocean  House
10/12 Little Trinity Lane
London, England EC4V 2DH

French American            Record and Beneficial     2,197,265         12.1%
Banking Corporation
787 7th Ave
New York, NY  10019

Excalibur Limited          Record and Beneficial     1,285,715(8)       7.1%
Partnership
33 Prince Arthur Avenue
Toronto, Ontario,
Canada M5X 1E4

U.S. Global Investor       Record and Beneficial     1,000,000          5.5%
7900 Callaghan Road
San Antonio, Texas
  78278-1234 (10)

All officers and                                     2,148,295         11.0.%
directors as a group
(7 persons)

(1) This number includes an option to purchase 888,295 shares at $.16 per share which are exercisable within 60 days of the date of this prospectus.
(2) This number includes an option to purchase 665,000 shares at $.16 per share which are exercisable within 60 days of the date of this prospectus.
(3) This number includes an option to purchase 223,378 shares at $.16 per share which are exercisable within 60 days of the date of this prospectus.
(4) This number consists of an option to purchase 190,000 shares at $.16 per share which are exercisable within 60 days of the date of this prospectus.
(5) This number consists of an option to purchase 100,000 shares at $.50 per shares which are exercisable within 60 days of the date of this prospectus.
(6) This number excludes an option to purchase 100,000 shares at $.56 per share which cannot be exercised until March 20, 2004. Mr. Curtis Deane, a director of the Company, is an employee of BNP Paribas which is an affiliate of French American Banking Corporation which is the record and beneficial owner of 2,197,265 shares if the Company, for which Mr. Deane disclaims beneficial ownership.
(7) This number excludes an option to purchase 100,000 shares at $.56 per share which cannot be exercised until March 20, 2004.
(8) Placer Dome U.S. Inc. is a wholly owned subsidiary of Placer Dome Inc., a Canadian public company.
(9) Excalibur Limited Partnership is an Ontario, Canada limited partnership the general partner of which is Mr. William Hechter. This percentage includes warrants to purchase 428,572 shares of Common Stock at $.30 per share which are exercisable within 60 days of the date of this prospectus.
(10) U.S. Global Investors is a publicly traded resource investment fund.


                          DESCRIPTION OF CAPITAL STOCK


The Company has only one class of securities that being Common Stock, par value $0.10 per share. The Company's authorized capital stock consists of 35,000,000 shares of Common Stock. As of October 14, 2003, there were 18,186,061 shares of the Company's Common Stock outstanding. The holders of Common Stock are entitled to one vote for each share of Common Stock held of record on all matters submitted to stockholders including the election of directors. Cumulative voting for directors is not permitted. The holders of Common Stock are not entitled to any preemptive rights and the shares are not redeemable or convertible. All outstanding Common Stock is, and all Common Stock offered hereby will be, when issued and paid for, fully paid and nonassessable. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding or otherwise reserved under obligations for issuance by the Company) by the affirmative vote of the holders of a two-thirds of the stock of the Corporation entitled to vote at a duly called and held meeting of the shareholders of the Company. The Company has issued warrants to certain Selling Shareholders to purchase up to 428,572 shares of Common Stock of the Company at an amended exercise price of $.30/share and which warrants expire, as amended, May 30, 2006. The Company will receive $128,572 if all the warrants are exercised.

The Articles of Incorporation as well as the Bylaws of the Company do not include any provision that would delay, defer or prevent a change in control of the Company. However, as a matter of Colorado law, certain significant transactions would require the affirmative vote of two-thirds of the shares eligible to vote at a meeting of shareholders which requirement could result in delays to or greater cost associated with a change in control of the Company.

OPTIONS


There are currently outstanding options to purchase 2,266,673 shares of our Common Shares held by our executives and certain directors.


                      INTEREST OF NAMED EXPERTS AND COUNSEL

There are no interested party transactions of the Company and named experts or counsels.

                        DISCLOSURE OF COMMISSION POSITION
                  ON INDEMNIFICATION FOR SECURITIES LIABILITIES

Article VII of the Company's Amended and Restated Articles of Incorporation states that the Company may provide indemnification of each director, officer, and any employee or agent of the Company, his heirs, executors and administrators, against expenses reasonably incurred or any amounts paid by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer, employee or agent of the Company to the full extent permitted by the laws of the State of Colorado now existing or as such laws may hereinafter be amended.

Under this provision, the Company may advance moneys to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to above. The individual shall repay the monies if the individual does not fulfill certain conditions. The Company has not obtained director's and officer's liability insurance coverage.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question, whether such indemnification by its is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                             DESCRIPTION OF BUSINESS


U.S. Gold Corporation ("U.S. Gold" or the "Company") was organized under the laws of the State of Colorado on July 24, 1979 under the name Silver State Mining Corporation. On June 21, 1988, by vote of our shareholders, we changed our name from Silver State Mining Corporation to U.S. Gold Corporation. On September 19, 2003, by a vote of our shareholders, the authorized number of common shares of stock that we can issue was increased from 18 million shares to 35 million shares. Since our inception, we have been engaged in the exploration for, development of, and the production and sale of gold and silver, as well as base metals, and have conducted such activities in various western U.S. states and Mexico. The Company has not had revenues from mining operations since 1990.

Our only directly owned property currently is the Tonkin Springs gold property which is located in Eureka County, Nevada. We are presently in the exploration stage for gold and silver at the Tonkin Springs property. Our interest in this property is held by a 45% interest in Tonkin Springs LLC, a Delaware limited liability company also referred to as "TSLLC." That 45% interest is held by subsidiaries of the Company, Tonkin Springs Venture Limited Partnership, which is a Nevada limited partnership also referred to as "TSVLP" with 44.5% of TSLLC and 0.5% of TSLLC held by U.S. Environmental Corporation, a Colorado corporation and subsidiary of the Company. TSVLP, in turn, is owned 100 percent by two of our wholly-owned subsidiaries.

On March 25, 2003 the Company and BacTech entered into an option agreement whereby BacTech can purchase a 55% ownership interest in TSLLC from the Company for $1,750,000 (the "Purchase Price") plus a funding obligation of $12 million to TSLLC by BacTech. The option was exercisable on or before July 31, 2003. BacTech paid the Company a non-refundable deposit of $250,000 under the option agreement, which was applied against the Purchase Price, and was obligated to fund reasonable and necessary holding costs of the Properties from March 25, 2003 through Closing or termination of the option agreement.

Effective July 31, 2003, BacTech Nevada closed on the purchase of 55% equity ownership interest in TSLLC. As noted above, the Company, through subsidiaries, owns the remaining 45% equity ownership interest in TSLLC. With the closing BacTech Nevada assumed management and funding responsibilities for TSLLC.

The purchase price for BacTech Nevada's 55% equity ownership interest in TSLLC is $1,750,000 (the "Purchase Price") plus a funding obligation of $12 million to TSLLC. Including the $250,000 paid by BacTech with the Letter Agreement and the $150,000 paid by BacTech Nevada at the closing, BacTech Nevada has paid a total of $400,000 of the Purchase Price to date. An additional $600,000 payment from BacTech Nevada to the Company is due October 31, 2003 with the remaining $750,000 is to be paid either upon commencement of commercial production at Tonkin Springs as defined, or if production has not commenced by July 31, 2004, in 12 consecutive monthly payments of $62,500 commencing on that date. BacTech Nevada shall also pay 100% of funding required by TSLLC up to $12 million (the

"Funding Obligation"). If additional funding is required by TSLLC after the Funding Obligation, BacTech Nevada is required to advance the Company's share of any cash calls if requested by the Company (the "Advances"), with repayment to BacTech Nevada of any Advances plus interest from 50% of cash distributions otherwise due the Company. If BacTech Nevada withdraws from TSLLC at any time, its equity ownership interest would revert back to subsidiaries of the Company. The Company estimates that the gain on the sale of the 55% interest to BacTech Nevada will result in a gain of approximately $273,000 which will be recognized as the Purchase Price is realized.

The Company was not required by law or by its charter documents to obtain shareholder approval of the BacTech option agreement dated March 25, 2003. However, BacTech, in order to assess whether the Company's shareholders were generally in favor of the transaction, asked the Company to take an informal and non-binding poll of its largest shareholders and to provide written concurrence in form satisfactory to BacTech of the transaction by at least 51% of the shareholders' of the Company. As a result, the Company's officers contacted eight of the Company's largest shareholders and obtained such concurrence to the transaction. The foregoing communications between the Company and its shareholders were completed on the belief that they were not subject to the proxy solicitation rules under the Securities Exchange Act of 1934, as amended (the "Proxy Rules"). Such communications, if in fact subject to the Proxy Rules, did not comply with those rules. Violation of the Proxy Rules could expose the Company to, among other things, enforcement action by the Securities and Exchange Commission or objections by BacTech or the Company's shareholders that the BacTech transactions were not properly approved. To the Company's knowledge, no such actions are pending or threatened.

Under the Letter Agreement, BacTech reimbursed the Company for the holding costs at Tonkin Springs from March 25, 2003 through the date of the closing, which was approximately $68,500.

Our 100 percent ownership in TSLLC held prior to the transaction with BacTech Nevada described above was achieved effective October 17, 2001 upon the withdrawal from TSLLC of our former partner, Tonkin Springs Holding Inc., also referred to as "TSHI", who prior to their withdrawal held 60 percent ownership in TSLLC and were the project managers. There was no gain nor loss recognized on the withdrawal of TSHI from TSLLC. After the withdrawal of TSHI from TSLLC the Company provided for the holding costs related to Tonkin Springs until closing of the BacTech Nevada transaction described above.

TSLLC is currently evaluating the Tonkin Springs property to determine if the property can be put back into production In October 2002, the Company received a project evaluation report on Tonkin Springs from an independent engineering firm commissioned to develop independent estimates of development capital costs as well as operating costs under certain assumptions provided by the Company of tons and grade of assumed mill feed. The Company is currently evaluating that report. (See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.")

We also have an equity investment in an affiliate company, GRC, a private Colorado corporation. At October 14, 2003, the Company held approximately 40 percent of the outstanding shares in GRC. William W. Reid and David C. Reid, executive officers of the Company, personally or beneficially own collectively approximately 34 percent of GRC as of that date. Through the GRC investment we have the opportunity to participate in potential business activities in Mexico. In November 2002, GRC leased a gold exploration property in the state of Oaxaca, Mexico, designated the El Aguila property. In August 2003, GRC entered into an exploration and development funding agreement regarding regarding the El Aguila property with Canyon Resources Corporation (AMEX:CAU) ("Canyon") whereby Canyon can earn a 50% interest in the El Aguila property by funding over time $3.5 million in exploration and development costs of which Canyon has funded $200,000 to date. GRC is currently evaluating results of its initial exploratory drilling program of the El Aguila project conducted with the Canyon funding. Canyon has until November 20, 2003 to elect and commit to fund the next phase of exploration at El Aguila in the amount of $300,000. In August 2003 GRC dropped the previously leased base-metal property, designated as the Zimapan property, located in the Zimapan Mining District in the state of Hidalgo, Mexico. From July 1, 2000 through December 31, 2002 we managed all activities of GRC under management contracts while GRC was responsible for funding the Zimapan and El Aguila properties. GRC is currently involved in an effort to raise funds through the private sale of its Common Stock with the proceeds to be used, in part, for its corporate overhead. (See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS-CONTRACT WITH GOLD RESOURCE CORPORATION.")

We could also evaluate financing for our operations which could include issuance of our equity in public or private transactions and borrowing with unsecured or convertible debt or other corporate transactions. It is presently uncertain if any such financing will be available to us, or will be available on terms acceptable to us. We may also consider a potential merger with another company, which would normally require approval by shareholders of the Company.

We have begun, and TSLLC is continuing the evaluation of the potential of recommencing gold production at the Tonkin Springs project utilizing the known mineralized material and existing facilities to the extent possible. The current effort is being carried out by BacTech Nevada under the joint venture agreement effective July 31, 2003. This involves the evaluation of the financial aspects and operational issues involved and the processes necessary to recommence production. In addition, this evaluation also involves identification, engineering and estimation of the additional capital investment required as well as the evaluation of and estimation of the time required to seek amendments of our existing regulatory permits and authorities or new ones to allow resumption of operations.

General

The Company is primarily engaged in the precious metals and base metals mining business in the continental United States and through an equity investment in an affiliate company, in Mexico. However, we may also evaluate and develop properties outside the United States. The Company owns a 45 % interest in the Tonkin Springs gold mine located in Eureka County, Nevada, and an equity investment in an affiliated company, Gold Resources Corporation which is currently exploring a gold property in Mexico.


As a mining company, our activities include, at various times and to various degrees, exploration, land acquisition, geological evaluation and feasibility studies of properties and, where warranted, development and construction of mining and processing facilities, mining and processing and the sale of gold and other metals and by-products. We may also enter into joint ventures, partnerships or other arrangements to accomplish these activities. All refined bullion would be either sold to outside companies, delivered in satisfaction of spot or forward sale delivery contracts, or held in inventory for later disposition.


Prior Ownership and Control of Tonkin Springs Project.

Effective October 17, 2001, we assumed 100 percent ownership of TSLLC which in turn owns the Tonkin Springs Project located in Eureka County, Nevada, following the withdrawal of Tonkin Springs Holding Inc. ("TSHI") from TSLLC effective October 17, 2001.


Under the TSLLC agreements, TSHI was required to fund all costs of TSLLC until their withdrawal. During the period from February 26, 1999 through October 17, 2001, TSHI has reported that it spent approximately $5.1 million at Tonkin Springs including exploration expenditures in the approximate amount of $2.6 million, reclamation and bonding of approximately $.5 million and holding costs of approximately $2.0 million. During the period of TSHI's involvement with TSLLC it paid TSVLP an aggregate $1,720,000 (the "Project Payments") as partial consideration for the terms and conditions of the TSLLC agreements of which $540,000 were received in 2001.

Prior to formation of TSLLC in 1999, the Company's 40% ownership interest in the Tonkin Springs properties was subject to a Project Joint Venture under a 1993 Agreement with Gold Capital Corporation, a Colorado corporation, the owner of 60 percent. Effective February 26, 1999, TSVLP and Gold Capital terminated the 1993 Agreement and each retained their respective 40% and 60% undivided interests in Tonkin Springs. Gold Capital then immediately sold its 60% interest in Tonkin Springs to TSHI, and then TSHI and TSVLP each immediately contributed their respective undivided interests in Tonkin Springs into the TSLLC in exchange for 40% and 60%, respectively, of the equity stock of TSLLC.

The Company recognized neither a gain nor a loss on the termination of the 1993 Agreement and on the contribution of its 40% undivided interest in the Properties to the TSLLC.

On May 30, 2002 the Company and Newmont Mining Corporation executed a non-exclusive technology license that allows the Company to use the Newmont commercially proven and proprietary N2TEC Flotation Technology to process sulfide gold mineralization at Tonkin Springs. This license is available to TSLLC at the Tonkin Springs property. Terms of the license agreement with Newmont include an initial license fee of $50,000, which was fully paid as of November 30, 2002 and ongoing net smelter return production royalty of 2% of net revenues derived from precious metal concentrates produced utilizing the Newmont technology.


Loan Settlement Agreement with FABC

Effective February 21, 1992, the Company entered into a Loan Settlement Agreement with its former senior secured lender, French American Banking Corporation ("FABC"). As partial consideration to FABC under that agreement the Company entered into an agreement between Tonkin Springs Gold Mining Company ("TSGMC"), a wholly owned subsidiary of the Company, and FABC entitled Agreement To Pay Distributions, which requires TSGMC to pay a limited portion of certain distributions, if any, from TSVLP to FABC. TSVLP has complete control of such distributions, if any, to TSGMC. Under the terms of the Agreement To Pay Distributions, TSGMC is required to pay to FABC (i) the first $30,000 of retained distributions, as defined in such agreement, received from the TSVLP, plus (ii) an amount equal to 50% of such retained distributions after TSGMC has first received and retained $500,000 of such retained distributions. This obligation to FABC shall terminate after FABC has been paid a total of $2,030,000 thereunder. No amounts have been paid FABC to date under this obligation.

Competitive Business Conditions and Gold Price

The exploration for, and the acquisition and development of gold properties are subject to intense competition. Companies with greater financial resources, larger staffs, more experience, and more equipment for exploration and development may be in a better position than the Company to compete for such mineral properties. Our present limited funding means that our ability to compete for properties to be explored and developed is more limited than in the past. We believe that competition for acquiring mineral prospects will continue to be intense in the future. The market price for gold depends on numerous factors beyond our control, including production or sales by other gold producing nations, sales and leasing of gold reserves by governments and central banks, a low rate of inflation and a strong U.S. dollar, global and regional depression or reduced economic activity, and speculative trading.

Major Customers

During recent years the Company has been dependent upon Project Payments from former partners at Tonkin Springs and management contract revenues from affiliates of the Company for its only source of revenues. Sales of concentrates of mineralized material or of refined gold and silver bullion, if any, derived from future operations are anticipated to be made to unaffiliated companies. We believe that the loss of these customers for concentrates or for refined gold and silver would not affect our business.

Patents, Trademarks, Licenses, Franchises, Concessions


On May 30, 2002 we finalized the non-exclusive license agreement with Newmont and the Company can now use Newmont's commercially proven N2TEC technology to process sulfide gold mineralization at Tonkin Springs (see "DESCRIPTION OF BUSINESS-Prior Ownership and Control of Tonkin Springs").


We do not own any patents, trademarks, licenses, franchises or concessions, except mining interests granted by governmental authorities and private landowners. No portion of our business is subject to renegotiation of profits or termination of contracts or subcontracts at the election of the government.

Government Regulations

In connection with mining, milling and exploration activities, we are subject to extensive Federal, state and local laws and regulations governing the protection of the environment, including laws and regulations relating to protection of air and water quality, hazardous waste management, mine reclamation and the protection of endangered or threatened species.


Prior to the commencement of any mining operations at the Tonkin Springs properties, if any, TSLLC will have to secure various regulatory permits from federal, state and local agencies. These governmental and regulatory permits generally govern the processes being used to operate, the stipulations concerning air quality and water issues, and the plans and obligations for reclamation of the properties at the conclusion of operations. At the Tonkin Springs properties, certain existing governmental or regulatory permits will require modification or reissue to reflect any resumed mining activities. The material State of Nevada permits that will need to be modified to operate Tonkin Springs include the Water Pollution Control Permit which current permit expires by its term April 15, 2005 (amendment expected to require approximately six months for approval after satisfactory submission), Air Quality Emissions Permit which current permit expires October 23, 2005 (amendment expected to take sixty days from satisfactory submission), Artificial Pond Permits (recently renewed with expiration date of April 30, 2007). The current approved Plan of Operations and Reclamation Plan (which includes the $1.8 million cash bond) is valid until changes in the status of the properties requires modification or until required for update by the regulators to reflect future cost estimate changes. Changes to the Reclamation Permit which will be submitted contemporaneously to both the Nevada Division of Environmental Protection ("NDEP") and the Bureau of Land Management ("BLM") for their review and approval. Any amendment to the reclamation plan and the associated BLM Plan of Operations are expected to take six to nine months for approval after satisfactory submission. The time frame when TSLLC would be prepared and able to submit the above noted permitting data with the appropriate governmental authorities for modification to reflect any planned activities is anticipated by the project manager, BacTech Nevada, to be during the fourth quarter of 2003. The Tonkin Springs Property may not move beyond the exploration stage.

A number of bills have been introduced in the U.S. Congress over the past years that would revise in various respects the provisions of the Mining Law of 1872. If enacted, such legislation could substantially increase the cost of holding unpatented mining claims and could impair the ability of companies to develop mineral resources on unpatented mining claims. Under the terms of these bills, the ability of companies to a obtain patent on unpatented mining claims would be nullified or substantially impaired, and most contain provisions for the payment of royalties to the federal government in respect of production from unpatented mining claims, which could adversely affect the potential for development of such claims and the economics of operating new or even existing mines on federal unpatented mining claims. Pending possible reform of the Mining Law of 1872, Congress has put in place a moratorium which prohibits acceptance or processing of most mineral patent applications. It is not possible to predict whether any change in the Mining Law of 1872 will, in fact, be enacted or, if enacted, the form the changes may take.

Costs and Effects of Compliance with Environmental Laws


In connection with any mining, milling and exploration activities, we are required to comply with various federal, state and local laws and regulations pertaining to the discharge of materials into the environment or otherwise relating to the protection of the environment. The Company or TSLLC have obtained, or are in the process of obtaining, environmental permits, licenses or approvals required for potential operations, if any. Management is not aware of any material violations of environmental permits, licenses or approvals issued with respect to our operations.

TSLLC, the Company and BacTech Nevada are responsible for the reclamation obligations related to disturbances at Tonkin Springs. The current estimate of reclamation costs related to the existing disturbances of the Properties is approximately $1.82 million which estimate has been approved by appropriate governmental agencies, the NDEP and BLM. As set forth under various governmental requirements, bonding of reclamation under Nevada and BLM has been funded for the Tonkin Springs Properties in the form of cash bonds posted in the amount of $1.83 million secured by TSLLC restricted cash deposits. Actual reclamation, generally, will be commenced upon the completion of mining operations in various locations of the Properties and generally thereafter upon the completion of the remaining operations at the Properties. The Mitigation Work Program has satisfied certain requirements of the reclamation obligations for the Properties but is not anticipated to result in a significant reduction of the estimated reclamation cost estimate for the entire property.


The Company believes it and TSLLC are in compliance with Federal, state and local requirements regarding reclamation bonding and other guarantees. TSLLC has in place as of October 14, 2003, through Tonkin Springs LLC, (a) cash bonding of $45,238 in favor of the State of Nevada Department of Conservation and Natural

Resources for pad expansion, monitoring wells and tailings pond permits (aggregate required amount $40,911), (b) cash bonding of $48,400 in favor of BLM for property wide exploration (aggregate required amount $45,600), and (c) cash bonding of $1,737,319 for project reclamation jointly administered by the State of Nevada and the BLM (aggregate required amount $1,737,866). Therefore, as of October 14, 2003, the Company had $1,834,952 in aggregate balances of restrictive cash deposits which secure $1,824,377 in various bond and permit requirements to governmental authorities.

The Company has transferred its interest in several mining properties over the past years. We could remain potentially liable for environmental enforcement actions related to our prior ownership interest of such properties. However, we have no reasonable belief that any violation of relevant environmental laws or regulations has occurred regarding these transferred properties. We are not currently subject to any material pending administrative or judicial enforcement proceedings arising under environmental laws or regulations. Environmental laws and regulations may be adopted and enacted in the future which may have an impact on our operations. We cannot now accurately predict or estimate the impact of any such future laws or regulations on our current and prior operations.

Employees

At October 14, 2003, we had 3 employees, each of whom is employed on a full-time basis.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview:


Tonkin Springs is the only direct property interest of the Company and is reflected at October14, 2003 by 45 percent ownership of TSLLC, a Delaware limited liability company, by subsidiaries of the Company. The Company consolidated TSLLC in its consolidated financial statements through the July 31, 2003, the date of the transaction described further below, and was responsible for providing funding for TSLLC through that date. Through July 31, 2003, the Company maintained the Properties on a care and maintenance basis.

Effective July 31, 2003, the Company sold a 55% interest in TSLLC to BacTech Nevada Corporation ("BacTech Nevada"), a subsidiary of BacTech Enviromet Corporation ("BacTech"), a Canadian corporation based in Ontario with shares traded on the TSX-Venture Exchange (symbol YBA), discussed further below.

As discussed further below, during the year ended December 31, 2002, the Company raised $816,154 through the sale of restricted common stock in private sale transactions and as of December 31, 2002 the Company had a negative working capital balance of $(429,677). The Company will be required to raise significant amounts of additional funding in order to be able to meet its obligations, protect its assets, and carryout its business plan. During January 2003, the Company raised an additional $450,000 in proceeds from the sale of restricted common stock in a private sale transaction. Under the BacTech Nevada transaction in which the Company sold a 55% interest in TSLLC, described further below, the Company has received approximately $400,000 through October 14, 2003. The Company has approximately 13.3 million shares of authorized but unissued shares available to sell in order to raise additional working capital. The Company has suffered recurring losses from operations and has no current source of operating revenues. These factors raise substantial doubt about the Company's ability to continue as a going concern. The financial statements of the Company do not include any adjustments that might result from the outcome of this uncertainty.

The Company's financial statements are prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities and obligations in the normal course of business. The Company experienced losses for the six months ended June 30, 2003 of $849,613 and for the year ended December 31, 2002 of $1,375,459. During the six months ended June 30, 2003, the Company sold 1,000,000 shares of its common stock for net proceeds of $450,000. The Company has no remaining available shares of common stock to sell to raise additional funding.

Effective July 31, 2003 Tonkin Springs Venture Limited Partnership ("TSLVP"), a Nevada limited partnership owned 100% by subsidiaries of the Company, closed the sale of 55% equity ownership interest in TSLLC to BacTech Nevada. The Company, through subsidiaries, owns the remaining 45% equity ownership interest in TSLLC. With the closing BacTech Nevada assumed management and funding responsibilities for TSLLC. This closing was the transaction contemplated under a letter agreement between the Company and BacTech dated March 25, 2003 (the "Letter Agreement"), whereby BacTech had the right to purchase the interest in TSLLC.

The purchase price for BacTech Nevada's 55% equity ownership interest in TSLLC is $1,750,000 (the "Purchase Price") plus a funding obligation of $12 million to TSLLC. Including the $250,000 paid by BacTech with the Letter Agreement and the $150,000 paid by BacTech Nevada at the closing, BacTech Nevada has paid a total of $400,000 of the Purchase Price to date. An additional $600,000 payment from BacTech Nevada to the Company is due October 31, 2003 with the remaining $750,000 is to be paid either upon commencement of commercial production at Tonkin Springs as defined, or if production has not commenced by July 31, 2004, in 12 consecutive monthly payments of $62,500 commencing on that date. BacTech Nevada shall also pay 100% of funding required by TSLLC up to $12 million (the "Funding Obligation"). If additional funding is required by TSLLC after the Funding Obligation, BacTech Nevada is required to advance the Company's share of any cash calls if requested by the Company (the "Advances"), with repayment to BacTech Nevada of any Advances plus interest from 50% of cash distributions otherwise due the Company. If BacTech Nevada withdraws from TSLLC at any time, its equity ownership interest would revert back to subsidiaries of the Company.

The Company estimates that the gain on the sale of the 55% interest to BacTech Nevada will result in a gain of approximately $273,000 which will be recognized as the Purchase Price is realized.

Under the Letter Agreement, BacTech Nevada reimbursed the Company for the holding costs at Tonkin Springs from March 25, 2003 through the date of the closing, of approximately $68,500.

The Company is dependent upon the financial performance of BacTech Nevada. The Company may seek to secure other financings, or, if BacTech Nevada fails to perform as required, to seek other participation arrangements of its Properties. The Company's ability to continue as a going concern is contingent upon its ability to secure financing and attain profitable operations, or to enter into other business arrangements


During 2002 the Company began an evaluation of the potential of commencing gold production operations at the Tonkin Springs project which would involve utilizing the known mineralized material and existing facilities to the extent possible. This process includes evaluation of the financial aspects, operational issues and the processes necessary in order to recommence production and the identification, engineering and estimation of the additional capital investment required and evaluation of the time required to seek amendments of or new regulatory permits and authorities to allow such resumption of operations, if any. In October 2002 the Company received a project evaluation report on Tonkin Springs prepared by a engineering firm commissioned to develop independent estimates of development costs as well as operating costs under certain assumptions provided by the Company of tons and grade of assumed mill feed. The Company cautions that mineralized material or deposit is a mineralized body which has been delineated by appropriate drilling and/or underground sampling to support knowledge of a sufficient tonnage and average grade of metal(s), but is not a reserve.


With the closing of the BacTech Nevada transaction effective July 31, 2003, the Company received $150,000 payment on the Purchase Price which it anticipates will be adequate to fund corporate costs through October 31, 2003. In addition, BacTech Nevada is required to pay an additional $600,000 of the Purchase Price by October 31, 2003. If BacTech Nevada makes the required $600,000 payment due October 31, 2003, such payment is anticipated to be adequate to fund corporate costs for up to an additional twelve months. The Company may also pursue additional financing for its operations. The Company may also consider a merger transaction with or into another company which merger would normally require approval by shareholders of the Company. As noted above, the Company has no available shares of common stock to meet future financing needs. The Company intends to ask its shareholders to approve an increase to the authorized capital of the Company at a shareholders' meeting proposed to be held in 2003. It takes the affirmative vote of two-thirds of the outstanding shares to approve an increase to the authorized number of shares of the Company and the approval of this number of outstanding shares may be difficult to obtain.
Interest in TSLLC

Effective October 17, 2001, the Company assumed 100% ownership in TSLLC upon the withdrawal by TSHI, and from that date until July 31, 2003, when it sold a 55% interest in TSLLC to BacTech Nevada, the Company was responsible for all funding required for the Tonkin Springs properties. Such funding was primarily from the proceeds of the sale of Company stock during 2002 and 2003. For year 2002, the holding costs associated with the TSLLC were $956,356 including $289,000 in allocated staff costs. For the year ended December 31, 2001 TSHI spent $641,218 in holding costs alone for the Tonkin Springs project. During the period of its involvement with TSLLC, TSHI also paid the Company an aggregate $1,720,000 in Project Payments as partial consideration for the terms and conditions of the TSLLC agreements of which $540,000 were recorded as revenue in year 2001.


Activities at Tonkin Springs Properties

During 2002, TSLLC was involved with the analysis of data and evaluation of the potential of commencing gold production operations at the Tonkin Springs project which would incorporate utilizing the known mineralized material and existing facilities to the extent possible, and obtaining an engineering project evaluation report providing independent estimates of development and operating costs, as noted further above. Effective May 31, 2002 the Company and Newmont entered into a non-exclusive technology license agreement under which the Company has the right to use Newmont's N2TEC technology at Tonkin Springs in return for a 2 percent net smelter return royalty on production using the technology and certain annual payments. The Company believes that the use of N2TEC technology at Tonkin Springs could enhance the economic potential of the project. The Company cautions that the exploration drilling done to date at Tonkin Springs is not a reserve until a comprehensive evaluation based upon unit cost, tonnage, grade, price, recoveries and other factors conclude legal and economic feasibility.

Liquidity and Financial Condition

At December 31, 2002, the Company had negative working capital of $(429,677) made up of current assets of $4,437 and current liabilities of $434,114 including related party liabilities of $241,396. During January 2003, the Company raised an additional $450,000 in proceeds from the sale of its remaining available common stock. The Company is also owed $330,000 from an affiliate, GRC, related to performance by the Company under a 2002 management agreement, collection of which is uncertain at this time and therefore this item is not reflected as an asset on the balance sheet of the Company at December 31, 2002. It is presently uncertain if and when GRC will be able to pay this amount to the Company. Revenue related to this item will be recognized when realized by the Company. The Company has no other anticipated source of revenues for 2003. As noted above, the Company will be required to obtain additional funding or to enter into other business arrangements to carry out its business plan and attain profitable operations. However, it is presently uncertain if any such financing in adequate amounts will be available to the Company, or will be available on terms acceptable to the Company.

The minimum funding requirements to maintain the Tonkin Springs properties on a care and maintenance basis during 2003 (which entails regular inspection of the physical and plant assets and activities, as necessary, to maintain and protect the mechanical integrity of such assets while in a state of non-operation) is approximately $500,000 per year and includes annual lease payments of $156,428 (which was paid in January 2003), mineral claim fees to the BLM and county governments of approximately $130,000, miscellaneous periodic permit fees of approximately $25,000, county property tax of approximately $25,000 as well as the costs of two site employees and other property related costs of approximately $156,000. In addition, a mineral lease requires annual work commitment expenditures which for 2003 are approximately $273,000 and which are assumed to be satisfied with property development expenditures if such efforts move forward. Effective with the July 31, 2003 transaction discussed above, BacTech Nevada became responsible for funding of TSLLC. The annual cost of corporate overhead for the Company is approximately $500,000, a portion of which is allocated to the Tonkin Springs holding costs within the Statement of Operations.


The Company's financial statements are prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The Company has experienced losses for the years ended December 31, 2002 and 2001 of $(1,375,459) and $(136,450), respectively.
These factors raise substantial doubt about the Company's ability to continue as a going concern.

Net cash used in operations was $(834,911) for the year ended December 31, 2002 as compared to $26,139 in net cash provided from operations for the corresponding period of 2001, reflecting receipt of $495,000 in Project Payments from TSHI in year 2001 as compared to none for 2002, as well as $79,347 in payments from TSHI during 2001 related to project holding costs upon their withdrawal from TSLLC. For 2002 the Company was responsible for all funding for TSLLC while during 2001 TSHI funded these costs. Interest received decreased from $38,277 in 2001 to $11,110 in 2002 reflecting reduced interest received related to restrictive cash deposits that were not interest bearing for 2002. Cash paid to suppliers and employees increased from $583,861 during 2001 to $871,869 during the 2002 period reflecting the assumption of responsibility for TSLLC holding costs in 2002. Payments related to TSLLC included annual lease payments of $170,000 and annual claim and permitting fees of $161,786.

Cash flows from investing activities decreased from $3,500 for 2001 to $(35,962) in 2002 reflecting an increase in restrictive time deposits for reclamation bonding of $10,223, a $40,000 payment for a technology license during 2002 compared to $10,000 paid in 2001, and the proceeds from the sale of assets of $15,498 during 2002 compared to $13,500 in 2001, as well as $1,237 in capital expenditures in 2002 with none during 2001.

Cash flow from financing activities increased from $(11,795) in 2001 to $803,221 reflecting $816,154 net proceeds from the sale of restricted common stock and warrants and a small increase in principal payments on installment purchase contracts.

As of June 30, 2003, the Company had negative working capital of $(527,770) made up of current assets of $103,890 and current liabilities of $631,660, including related party liabilities of $247,896 and the deferred credit for the BacTech purchase option payment. The Company has no source of anticipated working capital other than these payments from BacTech Nevada which included payment of $150,000 upon exercise of the option effective July 31, 2003. An additional purchase price payment of $600,000 from BacTech is due October 31, 2003.

Net cash used by operations increased to $(629,500) for the six months ended June 30, 2003 from $(522,829) for the corresponding period in 2002, reflecting receipt of $30,000 in management contract payments from Gold Resource Corporation ("GRC"), an affiliate of the Company, in the 2002 period and none during the 2003 period. Interest received decreased to $3,383 in the 2003 period from $4,923 in the 2002 period related to interest related to restrictive cash deposits that secure reclamation costs at the Tonkin Springs project. Cash paid to suppliers and employees increased to $632,225 during the 2003 period from $555,737 during the 2002 period, reflecting increased compensation payments to employees under employment contracts while during the 2002 period a portion of salary expense went unpaid, and increased payments to suppliers funded by the sale of stock during 2003. Cash flows from investing activities was $296,449 for the 2003 period compared to $(10,000) in the 2002 period primarily reflecting the $250,000 BacTech option payment and a $42,449 decrease in restrictive time deposits for reclamation bond at Tonkin Springs both in the 2003 period, and the $20,000 technology license payment in the 2002 period.

Cash flow from financing activities decrease to $413,634 in the 2003 period from $666,608 in the 2002 period primarily reflecting $450,000 in proceeds from the sale of common stock and a $30,000 advance to GRC, while during the 2002 period $673,223 in net proceeds was raised from the sale of common stock.


Results of Operations

2002 Compared to 2001

For 2002, the Company recorded a net loss of $(1,375,459) or $(.09) per share, compared to a loss for 2001 of $(136,450) or $(.01) per share. For 2001 the Company recorded $540,000 in Project Payments from TSHI which payments terminated effective upon the withdrawal of TSHI from TSLLC. Under a management contract with GRC for 2002 the Company received revenues of $30,000 which were paid in cash. The remainder due the Company under the 2002 management contract with GRC, $330,000, has not been recognized as a receivable or as revenue until and unless realization is assured. In 2001 the Company received 666,664 shares in GRC under the prior years management contract with GRC. Since the shares of GRC are not publicly traded they have been assessed by the Company to have no determinable market value and the GRC shares earned by the Company under the management contracts have therefore been recorded at zero basis.

General and administrative expense decreased $165,871 in 2002 to $330,202, primarily reflecting net increases in allocation of corporate staff and overhead costs to other expense categories as follows: During 2002 allocation of general and administrative expense to "TSLLC holding costs" increased $225,375 from $289,034 in 2002 compared to $63,659 for 2001 subsequent to the withdrawal of TSHI late in 2001 as the manager of TSLLC. In addition, general and administrative expense allocated to the GRC management contracts and included in "Exploration expense (cost of services provided to GRC under management contract") decreased by $56,492 in 2002 to $129,441, from $185,933 in 2001.

For 2002, holding and other costs for TSLLC totaled approximately $956,356 which includes $170,000 related to advance minimum royalty payment for a mineral property lease, $157,800 in annual claim fees and various permit expenses paid to regulatory agencies, $158,875 in project evaluation costs and $289,000 in allocated overhead expense primarily reflecting corporate staff costs, while for the corresponding period of 2001 Tonkin Springs project holding costs, other than $56,492 in allocated costs, were funded by TSHI.


The 1,280,000 shares of common stock of GRC owned by the Company represent approximately 28% of GRC outstanding shares as of December 31, 2002. GRC's unaudited operating losses for the years ended December 31, 2002 and 2001 was approximately $(778,646) and $(346,498), respectively, of which the Company's share would be approximately $(218,021) and $(118,200), respectively. Under equity accounting, the Company has not recorded its share of GRC's operating losses to date since such recognition would reduce its zero basis investment in GRC to below zero.


Six Months Ended June 30, 2003 Compared to 2002

For the six months ended June 30, 2003, the Company recorded a net loss of $(849,613), or $(.05) per share, compared to a loss for the corresponding period of 2002 of $(707,925) or $(.05) per share. For the 2002 period the Company recorded $30,000 in revenues for management contract fees with GRC. General and administrative expense increased $55,738 in the 2003 period to $144,064, primarily reflecting $14,000 of increased investor relations expenses, $12,000 in penalties related to registration obligations, and an increase of approximately $13,000 in legal and accounting costs primarily related to the filing of this registration statement with the Securities and Exchange Commission. During the 2003 period $220,613 of general and administrative expense was allocated to "Holding costs of Tonkin Springs property" while $160,155 of such allocations were made in the 2002 period. However, in the 2002 period $84,280 of general and administrative expense was allocated to the cost of services provided under the GRC management contract and included in "Exploration expense (costs of services provided under GRC management contract)" while no such allocations were made during the 2003 period. Holding costs for the Tonkin Springs property were $412,081 during the 2003 period compared to $572,724 for the 2002 period and, as noted above, include allocation of corporate office general and administrative expense of $220,613. Holding costs for the Tonkin Springs property was reduced in the 2003 period by $46,553 representing cost reimbursement from BacTech as provided in the option agreement and by $36,000, representing a reduction of reclamation liability related to the property. In addition, during the 2002 period claim fees of $155,307 were paid early and expensed while such costs will be paid when due during the third quarter of 2003. Stock compensation expense of $290,000 was recognized in the 2003 period related to the sale of 1,000,000 shares of Common Stock to a significant shareholder at a price below the market price of the shares on the date of the transaction. Depreciation expense increased during the 2003 period to $10,193 from $5,503 during 2002 primarily reflecting amortization of capitalized license fees commencing during 2003.

GRC's unaudited operating loss for the six month periods ended June 30, 2003 and 2002 is $90,463 and $364,419, respectively, of which the Company's share would be approximately $24,678 and $112,031, respectively. Under equity accounting, the Company has not recorded its share of GRC's operating losses to date since such recognition would reduce its zero basis investment in GRC to below zero. The overhead expense of the Company allocated to the management contract during the six months ended June 30, 2002 totaled $84,280, representing allocation of staff time.


                             DESCRIPTION OF PROPERTY

Tonkin Springs Properties

History


Exploration and other mineral related activities have occurred at the Tonkin Springs property area since the 1950's, when prospecting for mercury and barite was active. Between 1966 and 1980, several companies including Homestake Mining Company and Placer Amex, conducted exploration including road building, surface sampling and drilling on portions of the property. Precambrian Exploration, Inc. ("PEX") subsequently staked several mining claims and continued drilling and developed a mineral resource. In 1985 the Company joint-ventured the property with PEX and later bought their interest in the project. Between 1985 and 1988 the Company built and operated an oxide heap leach operation. In 1988 it began developing the sulfide resource and built a mill to process that ore using bio-oxidation followed by standard cyanidation to recover the gold. In late 1989, the Company substantially completed construction of a 1,500 ton-per-day milling facility at the Tonkin Springs property designed to process sulfide gold mineralization through the use of bacteria to oxidize the sulfide mineralization prior to extraction of the gold through the conventional milling process utilizing cyanidation to dissolve the gold and activated carbon to capture the gold through adsorption. The construction cost of the mill was approximately $31 million. The Company operated the integrated mill facility in a start-up mode commencing in March 1990. However, the mill facility did not reach commercial operation by June 1990, and because of severe liquidity problems we put the operation on stand-by status beginning in June 1990. Since 1990 we have had various joint venture and similar partners at the Tonkin Springs Project, most recently BacTech Nevada under a transaction which closed effective July 31, 2003.The Tonkin Springs property area has been drilled with approximately 2,800 holes averaging about 200 feet in depth. Drilling has included reverse circulation, down-the-hole hammer, core and air-track drilling. The Company did the great majority of drilling between 1984-1990 but joint-venture partners Homestake Mining also drilled 86 RC and core holes (79,288 feet) between 1991-1992 and Agnico-Eagle Mines drilled 107 RC holes (63,575 feet) from 1999-2001. Based on the drilling to date as well as other information the Tonkin Springs property has an estimate of mineralized material of 30.7 million tons with an average grade of 0.045 ounces gold per ton.


General


The Tonkin Springs properties are located on the Battle Mountain-Cortez Trend, approximately 45 miles northwest of Eureka, Nevada. Effective July 31, 2003 TSLLC is owned 45% by subsidiaries of the Company and 55% by BacTech Nevada.

During the period February 26, 1999 through October 17, 2001, the Company held a 40% equity interest in TSLLC with TSHI holding the remaining 60 percent and its affiliate, Tonkin Spring Management Company, being manager. However, effective October 17, 2001, TSHI withdrew from TSLLC and as provided in the agreement transferred its ownership interest to TSVLP. After the withdrawal of TSHI, TSVLP assumed management responsibilities for TSLLC until July 31, 2003, when BacTech Nevada assumed management responsibilities for TSLLC.


Tonkin Springs is an open-pit gold mining and processing project consisting of unpatented mining claims, an integrated milling facility, and support facilities on approximately 23,640 acres of Federal land located along the Battle Mountain
- Cortez Trend approximately 45 miles northwest of the town of Eureka in Eureka County, Nevada. Part of the mineralized material at the Project is contained in sulfides and will require concentration and/or pre-treatment prior to final processing. An important part of the mineralized material at the Project is in oxide form, located at the Tonkin North deposit, and is amenable to conventional extraction methods.

The Company has held an interest in Tonkin Springs since 1984 and historically produced approximately 26,000 ounces gold from an oxide ore heap leach operation during 1985 through 1988 prior to construction of the mill facilities to process sulfide mineralization discussed further above under "History."

Recent Activities at Tonkin Springs

During 2002, TSLLC was involved with the analysis of data and evaluation of the potential of commencing gold production at the Tonkin Springs project. (See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS".)


Continuing a program first begun by the Company in 1998, the Company was satisfied with results of test work on Tonkin Springs sulfide gold mineralization using Newmont's proprietary and commercially proven N2TEC

Flotation Technology. This process deals with the concentration of sulfide gold mineralization which can make transportation and/or further processing more efficient. Test work performed by Newmont on samples of Tonkin Springs sulfide mineralization involved grinding the ore followed by flotation using the N2TEC Flotation Technology process to concentrate the gold bearing sulfides. While the test work was limited in sample size and scope, the tests did indicate that the sulfide ores from Tonkin Springs are amenable to Newmont's flotation technology with total gold recovery from the combined concentrates as well as through conventional processing of the oxide portion of the mineralization of 88 to 91 percent. On May 30, 2002 the Company and Newmont executed a non-exclusive technology license that allows TSLLC to use the Newmont commercially proven technology to process sulfide gold mineralization at Tonkin Springs (See "DESCRIPTION OF BUSINESS-Prior Ownership and Control of Tonkin Springs Project"). The license includes a net smelter return production royalty of 2% of net revenues derived from precious metal concentrates produced utilizing the Newmont technology


Access to Tonkin Springs is provided by a county maintained road. Electrical power is provided through a substation located near the mill and operated by Sierra Pacific Power Company. Water is available through production wells which have been established on or adjacent to the site. The project also contains an assay laboratory and metallurgical pilot plant testing lab. In addition to the heavy equipment shop for repair and maintenance of mining equipment, a repair shop and warehouse building is situated adjacent to the mill building. The site also contains facilities to store and distribute propane, diesel fuel and gasoline. An administrative building is available for office management and administrative personnel. Potable water will be brought in from outside the project.

Geology

Host rocks for gold mineralization at Tonkin Springs consist of a sequence of Paleozoic rocks that were subsequently faulted, intruded and mineralized. Gold-bearing solutions originated at depth and migrated up along fracture systems until reaching fractured rock or chemically favorable rock suitable for deposition of mineralized material. Later volcanism, faulting, erosion and sedimentation affected the mineralized material.

The oldest sedimentary rocks identified at Tonkin Springs are the Ordovician Vinini siliclastic, carbonate and greenstone lithologies. The Vinini is well exposed and makes up most of the central core of the property. It has been divided into three distinct units: the Telephone Member, the Rooster Member and the Coils Member. The Telephone Member is the lowest member and is comprised of thin to medium-bedded, gray, blocky, sandy to silty carbonates, calcareous carbon shales, micrites, and thin-bedded limestone in the upper part. All ore developed to date in the gold resource at Tonkin Springs is in the Vinini Formation or intrusives in contact with the Vinini and is within or adjacent to low-angle and high-angle structures.

The Devonian Devils Gate and Denay Formation carbonates units are integrated into the Vinini package and may have been back-thrusted into this position throughout the central core of the claim area. These same units are also exposed on the western side of the property.

Permian Garden Valley Formation clastic sediments and Cretaceous Newark Canyon Formation clastic sediments flank the area in isolated exposures to the north, east and west. Lithologies vary from coarse chert pebble conglomerates, fine-grained limestone to immature coarse clastic limestone. Both of these units have been juxtaposed against and on top of the Vinini via high angle and thrust faults.

Tertiary rhyolite, rhyodacite and andesite volcanic units flank the project area to the east, west and north and occur within the interior on the southern end of the property.

The dominant structures mapped at Tonkin are high angle faults and open folds that trend northwest, north and northeast. The fault dips are primarily steeply to the east. Southeast low angle shearing is evident in pit wall exposures.

Mineralization identified to date occurs in clusters located along a northwest trend. There is a strong east-northeast component to each of these clusters which possibly represents an east-northeast fold axis created by strike slip faulting along master faults on the eastern and western edges of the range. The increased ground preparation due to folding and the intersection with northwest shearing and thrust faulting appears to be the locus of mineralization. In some instances mineralization is also spatially associated with igneous dikes and sills.

Claims

Currently, the Tonkin Springs project consists of a total of 1,215 unpatented mining and mill site claims encompassing approximately 37 square miles. Of that amount, an aggregate of 370 of the unpatented mining claims covered by the Project are leased from unaffiliated third parties pursuant to two mining leases. One lease at Tonkin North, which covers 269 claims, has an initial term which expires December 31, 2006 and may be extended from year to year, up to a maximum term of 99 years, by production from the leased claims. Each lease contains certain conditions and other requirements for annual payments, as well as expenditures or work to be performed in order to retain the leased claims.

The Tonkin North lease requires an annual advance royalty in the amount of $150,000, or the value of 450 ounces of gold, whichever is greater, which royalty is payable in January of each year which has been paid for year 2003. The lease also requires production royalties of 5% of the gross sales price of gold or silver but provides for recapture of annual advance royalties previously paid which had a balance at May 31, 2003 of approximately $2.6 million. TSLLC is required to perform an annual work commitment and the lease includes a defined area of interest extending from the boundaries of certain claims. Certain of the claims which are included in the Tonkin North lease are also subject to a 1% net smelter return royalty (defined as gross revenues from sales of minerals, less refining costs, transportation costs, severance, production and sales taxes, and sales commissions) payable to Precambrian Exploration, Inc. after $15 million in gross revenues are realized from the claims.

In 1994, 215 claims covering approximately 4,400 acres adjacent to the Tonkin Springs project were acquired from an unaffiliated third party. The claims are subject to a royalty of 1% of net smelter returns for gold when the indexed price of gold is $350 per ounce or more, and a royalty of 1% of net smelter returns for silver when the indexed price of silver is $3.50 per ounce or more. No royalties are payable at lower indexed prices. The indexed prices shall reflect adjustments based on the Producer's Price Index, sub-index Finished Goods Excluding Foods, as published by the United States Department of Commerce.

An aggregate of 913 of the unpatented mining claims covered by the Project, as well as 33 mill sites claims, are owned by TSLLC. A total of 317 of these claims are subject to a royalty of 2% of net smelter returns, which becomes payable to Precambrian Exploration, Inc. after $50 million in gross revenues is realized from the claims. Precambrian Exploration, Inc. is an unaffiliated third party and predecessor in interest to the claims. Precambrian may elect to receive its royalty in the form of gold and silver upon proper notice to TSLLC.


Of the total of 1,215 mining claims encompassing the Tonkin Springs project, 381 are not subject to any royalties.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Executive Officers and Directors

During 2002, the three executive officers made cash advances to the Company to allow the payment of field personnel wages and certain critical payments. The aggregate amount of such advances from the three executive officers did not exceed $30,000. Such advances were repaid to the executive officers effective May 31, 2002.


During a portion of 2002, the Company elected not to pay certain salaries to its three executive officers in the aggregate amount of approximately $193,976 as of December 31, 2002 in order to conserve working capital. These amounts remain unpaid as of October 14, 2003. Of this total, $99,475 is owed to William W. Reid, $44,764 is owed to William F. Pass and $49,737 is owed to David C. Reid. Commencing July 1, 1998 and effective through December 31, 2002, the three executive officers of the Company voluntarily deferred a portion of their individual salaries in order to conserve working capital of the Company. As of December 31, 2002, the total amount of such voluntary deferral was $544,760, with William W. Reid owed $279,364, William F. Pass owed $125,714 and David C. Reid owed $139,682. These amounts remain unpaid as of October 14, 2003. Therefore, as of December 31, 2002 and October 14, 2003, the total amounts owed to the executive officers for unpaid salary as well as deferred salary is $738,736 with William W. Reid owed an aggregate of $378,839, William F. Pass owed an aggregate of $170,478, and David C. Reid owed an aggregate of $189,419.

Our executive officers and directors hold options to purchase 2,348,295 shares of our Common Stock. Effective December 6, 2002 and as amended January 20, 2003 and March 17, 2003, the Company and each executive officer and director John W. Goth entered into agreements whereby the individuals agreed not to exercise an aggregate of 1,940,100 option shares until and unless there are sufficient authorized but unissued Common Shares become available, which was achieved effective September 19, 2003 when shareholders of the Company approved an increase to the authorized capital of the Company from 18,000,000 shares to 35,000,000 shares of par value $0.10 per share. Therefore those individual agreements terminated effective September 19, 2003. Those individual agreements were entered into so as to make shares available for sale by the Company during 2002 and 2003. Those individuals agreed to this limitation under their respective stock option agreements in order to allow the sale by the Company of Common Stock and warrants during 2002 and 2003 to raise critical funding for the Company. As inducement to those individuals, the Company agreed to use its best efforts to replace the reserved shares under the individual stock option agreements which, as noted above, was achieved September 19, 2003. Of the aggregate number, William W. Reid has agreed to not exercise 847,200 option shares, William F. Pass has agreed to not exercise 278,600 option shares, David
C. Reid has agreed not to exercise 624,300 option shares, and John W. Goth has agreed not to exercise 189,900 option shares.


IBK Capital Corp.

On December 17, 2001 the Company and GRC, an affiliate of the Company, jointly entered into an agreement with IBK Capital Corp. of Toronto, Ontario, Canada ("IBK") whereby IBK agreed to separately assist the Company as well as GRC in efforts to seek and arrange equity investment. The Company and GRC determined to jointly seek the assistance of IBK since both the Company and GRC were interested in raising equity funding and IBK represented that since the shares of the Company are publicly traded and the shares of GRC are not, the pools of potential investors who might be contacted by IBK for equity investment would generally be different groups and therefore would not result in any conflict of interest between the interests of the Company and GRC. IBK is a limited market dealer based in Canada whose business includes seeking funding for public and private companies from institutional and exempted investors. That joint agreement had a term of six months but was extended by the parties and terminated January 15, 2003. The agreement provided for an initial work fee of $16,192 of which $15,882 was to be first deducted from the commission due IBK, if any, of 9% computed on any money raised for the Company and/or GRC, plus a non-accountable expense advance of $2,267, both of which were paid by GRC in December, 2001. IBK did not conclude any transactions concerning or for the benefit of GRC. Under various transactions arranged by IBK during 2002 for the Company, IBK was paid by the Company total fees and commissions of $80,100 which includes $15,882 paid by GRC to IBK in 2001 and which was deductible from commissions due to IBK by the Company. The Company has reimbursed GRC in 2002 for the $15,882 paid by them to IBK during 2001.

French American Banking Corporation

French American Banking Corporation ("FABC") has certain contingent rights under the "Agreement To Pay Distributions" dated February 21, 1992. Under this agreement, Tonkin Springs Gold Mining Company ("TSGMC"), a wholly owned subsidiary of the Company, is required to pay a limited portion of certain distributions from Tonkin Springs Venture Limited Partnership ("TSVLP"), also a wholly owned subsidiary of the Company, to FABC. TSVLP has complete control of such distributions, if any, to TSGMC. Under the terms of the Agreement to Pay Distributions, TSGMC is required to pay to FABC (i) the first $30,000 in cash or value of asset distributions, as defined in such agreement, received from TSVLP, plus (ii) an amount equal to 50 percent of such retained distributions in cash or value of asset distributions after TSGMC has first received and retained $500,000 of such retained distributions. This obligation to FABC shall terminate after FABC has been paid a total of $2,030,000 thereunder. FABC is owner of 2,197,265 shares of the Company representing approximately 12.6 percent of the outstanding shares as of May 31, 2003. Mr. Curtis Deane, a Director of the Company since May 19, 2003, is an employee of BNP Paribas which, in turn, is an affiliate of FABC.

Contract with Gold Resource Corporation


GRC was formed in August 1998 by founders William W. Reid and David C. Reid to provide a corporate vehicle for potential future business activities. GRC remained inactive until the 2000 Management Contract with the Company discussed below. At its formation and through July 1, 2000, a majority of the outstanding capital stock of GRC was owned by its founders. As of October 14, 2003, the Company and GRC's founders are the only owners of five percent or more of GRC capital stock.


Throughout the history of GRC, William W. Reid has served as president and chief executive officer as well as chairman of the board of directors while David C. Reid has served as vice president and a member of the board. William W. Reid and David C. Reid were and are the sole directors of GRC and there have been no other executive officers of GRC.

During year 1999 and through the second quarter of 2000 the Company actively evaluated mining opportunities in Mexico and in fact made proposals to the owners of at least three properties. The Company's proposals to those property owners were rejected however, primarily because the Company could not offer any up-front cash nor could the Company demonstrate an ability to raise funding sufficient to meet the financial and other obligations under those proposed transactions. The board of directors then concluded that the Company could not negotiate competitively for property acquisitions in Mexico due to its limited resources and its inability to raise additional equity funding due to a lack of authorized but unissued shares and decided to curtail activities in Mexico.

In June 2000 William W. Reid and David C. Reid made a proposal to the independent directors of the Company, John W. Goth and Douglas J. Newby, as to a possible way the Company could participate in opportunities in Mexico while limiting any direct funding obligations to that effort through equity participation with a then inactive private Colorado corporation, GRC. The concept presented to the Company was that William W. Reid and David C. Reid would commit to an aggregate $50,000 in funding to GRC at the rate of $.50/share of GRC stock in order to pay for the costs of evaluating and potentially acquiring one or more mining properties in Mexico and GRC would then raise additional funding needed. The Company could earn an equity position in GRC through the management of the affairs of GRC under a management contract for a specific period of time. The Company would have no obligation to fund expenses of GRC. The business plan of GRC was to raise additional equity funding from non-related parties if and when a mineral property of merit was acquired. The independent directors of the Company negotiated and finalized the terms of the transaction with GRC and the management agreement entered into July 1, 2000 was first drafted by the Company, reviewed and finalized by legal counsel representing the Company, and executed on behalf of the Company by its independent directors, Mr. Goth and Mr. Newby, as discussed in more detail below. GRC has no employees; however GRC does retain the services of a Mexican national under a consulting arrangement since GRC secured its mineral property located in the state of Hidalgo, Mexico, effective August 23, 2001, described further below.

Through August 31, 2001, GRC was funded only by investment of its founders as discussed above. Only during September 2001, following the lease of the Zimapan property in Mexico, did GRC commence private placement sale of its restricted stock to third parties. Therefore, until September 2001, there were no sales of GRC equity securities to third parties and no market for such shares.

Effective July 1, 2000, the Company and GRC entered into the 2000 Management Contract under which the Company provided general management of GRC business activities through December 31, 2001 in exchange for 1,280,000 shares of GRC. GRC was responsible for all of its own operational funding, as needed. Through the 2000 Management Contract the Company has the opportunity to participate, through an equity interest ownership in GRC, in potential business activities in Mexico. The Company earned its equity ownership interest in GRC under the 2000 Management Contract with existing personnel and with no additional costs other than that related to the existing level of corporate overhead during the contract period.

Effective January 1, 2002, the Company and GRC entered into a new contract, the 2002 Management Contract, which expired by its term December 31, 2002. Under the 2002 Management Contract the Company was to be paid $30,000 per month to provided general management of GRC business activities through December 31, 2002. GRC paid $30,000 to the Company under the 2002 Management Contract but was unable to pay the other required payments. The Company will recognize revenue related to this item as payments, if any, are received from GRC. Under both the 2000 Management Contract and the 2002 Management Contract, GRC was responsible for all funding needed.

John W. Goth and Douglas J. Newby, the independent directors of the Company, approved the 2000 Management Contract and John W. Goth, as the sole independent director at the time, approved the 2002 Management Contract with GRC. Messers William W. Reid and David C. Reid, each an officer and director of the Company, have approximately 34% aggregate record and beneficial ownership of GRC as of October 14, 2003. William F. Pass, an officer of the Company, was granted by GRC a non-qualified stock option to purchase 200,000 shares of GRC common stock at an exercise price of $.50 per share. During August 2003, John W. Goth, a director of the Company, purchased from GRC 10,000 shares of GRC stock at a price of $.50 per share. The 2002 Management Contract terminated by its terms December 31, 2002 and the parties have determined not to enter into a new management contract for year 2003. Commencing January 2, 2003, William W. Reid, David C. Reid and William F. Pass may spend personal time on the business affairs of GRC. This time is not expected to interfere with their respective duties as directors and/or officers of the Company. Conflicts of interests could arise between these persons duties as officers and directors of the Company and their respective responsibilities to GRC. (See "RISK FACTORS.").

Effective August 23, 2001 GRC leased a prospective silver/lead/zinc mining property covering approximately 47 hectares and located in the Zimapan Mining District in the state of Hidalgo, Mexico. This project has been designated by GRC as its Zimapan Project. The lease agreement for Zimapan is subject to a 5% net smelter return royalty and requires periodic advance royalty payments to the concession owner. During 2001 and 2002, GRC paid the concession owner $105,000 and the lease required payments of $200,000 for 2003 which was not paid prior to the lease being dropped by GRC as discussed below. GRC commenced a drilling program at the Zimapan Project during 2002 with approximately 1,800 meters of underground and surface drilling completed. While certain areas of mineralization were encountered in this drilling the evaluation has not established any estimates of mineralized material. During August 2003 GRC dropped the Zimapan Project lease.

Effective November 1, 2002, GRC leased a prospective gold/silver property covering approximately 1,897 hectares and located in the historic mining district in the state of Oaxaca, Mexico, designated GRC's "El Aguila" property. The El Aguila property is an exploration state property. The lease agreement for El Aguila is subject to a 4% net smelter return royalty where production is sold in gold/silver dore form and 5% for production sold in concentrate form, and the lease requires periodic advance royalty payments to the concession owner. During 2002, GRC paid the concession owner $5,000 and the lease requires payments of $30,000 in 2003 of which $5,000 has been paid. In August 2003 GRC entered into an agreement with Canyon Resources Corporation, a public company with shares traded on the American Stock Exchange under symbol "CAU" ("Canyon"), whereby Canyon could earn a 50% interest in the El Aguila property from GRC in exchange for funding $3.5 million in exploration and development costs at the El Aguila property. That agreement provides various dates for Canyon to commit to funding of portions of the $3.5 million. Under certain circumstances, Canyon may receive shares of GRC stock, valued at $.50/share, upon the withdrawal of Canyon from additional funding prior to earning its 50% interest in El Aguila. The initial funding commitment from Canyon was $200,000 which has been received by GRC and the initial exploration drilling program at El Aguila was completed in September 2003 and included approximately 6,000 feet of drilling. Results of this initial exploration drilling program are being evaluated and Canyon has until November 20, 2003 to commit to the next phase of finding for El Aguila in the amount of $300,000.

GRC is and has been involved in efforts to raise funds through the sale of its common stock to fund drilling programs, property maintenance costs and corporate overhead. During the period from September 2001 through October 14, 2003, GRC has reported that it has raised approximately $663,000 from sale of its stock.

The Company was party to the GRC stock subscription agreement with RMB dated May 6, 2002. That agreement obligated the Company and the founders of GRC, under certain circumstances, to sell some or all of their shares of GRC to a third party on a pari passu basis along with all of the shares owned by RMB, and gave RMB the contingent right to seek and negotiate such sale for up to 51% of the then outstanding shares of GRC (the "Bring Along Obligation"). The Bring Along Obligation could be triggered by RMB if GRC had not raised certain defined additional equity funding in the amount of $350,000 by September 30, 2003. Through September 29, 2003, GRC had not raised this funding target. On that date the Company acquired the 675,676 shares of GRC owned by RMB in exchange for 672,528 shares of unregistered shares of the Company valued at $0.54 per shares (aggregate $363,165). The Company is committed to file a registration statement with the Securities and Exchange Commission covering the shares issued to RMB and such shares are included in this Prospectus. This transaction terminates the Bring Along Obligation.

During August 2002, the Company made a $30,000 non-interest bearing and unsecured loan the to GRC in order to allow GRC to make a critical $50,000 lease payment on the Zimapan property. The independent director of the Company, Mr. John W. Goth, approved this loan in advance. This loan was fully repaid to the Company as of December 31, 2002. In January 2003, the Company made loans to GRC in the aggregate amount of $30,000 which loans were repaid as of September 30, 2003. These loans were approved by the then independent directors of the Company, Mr. John W. Goth and Richard F. Nanna.


With regard to corporate opportunities and potential conflicts of interest among and between the Company and GRC, the Company is primarily focused on activities in Nevada and the western United States and any business opportunities in these locations would be first available to the Company. Conversely, GRC is focused on corporate opportunities in Mexico and any business opportunities in Mexico would be first available to GRC. If the board of directors of either the Company or GRC first elect not to evaluate a particular business opportunity for any reason, the other company would be free to undertake that particular business opportunity without conflict of interest related to corporate opportunity between the Company and GRC.

As noted above, the shares of GRC are not currently publicly traded. The 1,280,000 shares of GRC earned under the 2000 Management Contract were assessed by the Company to be of indeterminable market value and the shares were therefore been recorded at zero value. Under the 2000 Management Contracts, the 1,280,000 shares of GRC earned by the Company have a stated value of $.50 per share for an aggregate $604,000 stated value. Under equity accounting, and through June 30, 2003, the Company has not recorded its share of GRC's operating losses to date since such recognition would reduce its zero basis investment in GRC to below zero. As discussed further above, effective September 29, 2003, the Company's equity ownership interest in GRC was increased to approximately 40% with the RMB transaction. GRC's unaudited operating loss for year 2002 and 2001 was approximately $778,646 and $346,498, respectively, of which the Company's share would be approximately $236,700 and $118,200, respectively. The overhead expense of the Company allocated to the management contract for year 2002 and 2001 totaled $129,441 and $185,933, respectively, primarily representing allocation of staff time. GRC's unaudited loss for the six months ended June 30, 2003 was approximately $90,463 of which the Company's share would be approximately $24,678. The unaudited balance sheet of GRC as of June 30, 2003 reflects total assets of $8,046 and liabilities to vendors, contractors, consultants and officers of $402,739, including $330,000 payable to the Company for services under the 2002 Management Contract (which the Company has not recognized in revenue until receipt from GRC is reasonably assured) and $30,000 for the advance to GRC made by the Company in 2003, and shareholders' equity deficit of $(394,692).


                          MARKET FOR COMMON EQUITY AND
                          RELATED STOCKHOLDER MATTERS.


Our common stock trades on the OTC Bulletin Board under the symbol "USGL." The tables below set forth the high and low sales prices for our common stock as reflected on the OTC Bulletin Board, for the two fiscal years ended December 31, 2002 and the three month periods ended September 30, 2003, and month to date to October 14, 2003. Quotations represent prices between dealers, do not include retail markups, markdowns or commissions, and do not necessarily represent prices at which actual transactions were effected. Effective February 28, 2003 the shares if the Company began trading on the Berlin, Germany Stock Exchange under symbol "US 8." The Company has a number of European shareholders and the listing on the Berlin, Germany Stock Exchange is intended to facilitate a market in its shares in such locale. The high and low sales price on October 14, 2003 were $1.10 and $0.98, respectively.


Fiscal Year Ended
December 31, 2003                   High             Low
-----------------                   ----             ----
First Quarter                       $.79             $.45

Second Quarter                      $.58             $.30
Third Quarter                       $.62             $.43
Fourth Quarter (to 10/14/03)        $1.10            $.52

Fiscal Year Ended
December 31, 2002                   High             Low
-----------------                   ----             ----
First Quarter                       $.41             $.33
Second Quarter                      $.71             $.39
Third Quarter                       $.53             $.32
Fourth Quarter                      $.55             $.27

Fiscal Year Ended
December 31, 2001                   High             Low
-----------------                   ----             ----
First Quarter                       $.48             $.13
Second Quarter                      $.47             $.31
Third Quarter                       $.47             $.38
Fourth Quarter                      $.46             $.39


As of December 31, 2002 and October 14, 2003 there were approximately 7,300 record holders for our common stock.


No dividends have ever been paid with respect to our common stock and we do not anticipate the payment of dividends in the foreseeable future.

                             EXECUTIVE COMPENSATION

COMPENSATION OF OFFICERS

Pension Plan
------------

On December 10, 1985, the Company's Board of Directors adopted a Simplified Employee Pension Plan ("SEP"). The Company evaluates annually contributions to the SEP based upon review by the Board of Directors of the performance of the Company. The Company has not yet determined if a contribution will be made for 2002. No contribution was made for 2001. Under the SEP, the Company has the option of contributing a certain amount directly to its employees' Individual Retirement Accounts. The Plan covers all employees of the Company with certain participation requirements, however the Company is not required to make any contributions in a given year. If contributions are made, they must be made to all eligible employees. Contributions made under the SEP in any one calendar year for any one employee may not be more than the smaller of $40,000 for year 2002 or 25% of that employee's total compensation.

Equity Compensation Plans
-------------------------

The following table summarizes the total compensation of the Executive Officers of the Company for the Company's three fiscal years ended December 31, 2002. Except as set forth below under "Non-Qualified Stock Option and Stock Grant Plan," and "Pension Plan," there were no compensation plans for which cash or non-cash distributions, other than salaries, were made during the last fiscal year:


                                    Summary Compensation Table

                                                              Long Term Compensation
                                                           ----------------------------
                                                             Awards           Payouts
                                                             ------           -------
                                 Annual Compensation       Securities                            All
Name and Principal              ---------------------      Underlying          LTIP             Other
Position                 Year     Salary        Bonus       Options          Payouts($)      Compensation
------------------       ----   ----------      -----      -----------       ----------      ------------

William W. Reid,         2002   $268,552(1)     $  -           -               $  -             $  -
President and CEO        2001   $256,803(1)     $  -           -               $  -             $  -
                         2000   $247,230(1)     $  -           -               $  -             $  -

William F. Pass,         2002   $121,688(2)     $  -           -               $  -             $  -
Vice President,          2001   $116,401(2)     $  -           -               $  -             $  -
Chief Financial          2000   $112,093(2)     $  -           -               $  -             $  -
Officer and Secretary

David C. Reid,           2002   $134,873(3)     $  -           -               $  -             $  -
Vice President           2001   $128,999(3)     $  -           -               $  -             $  -
                         2000   $124,212(3)     $  -           -               $  -             $  -

(1) During 2002, the Company only paid Mr. William Reid $89,761 of his contractual salary of $268,552. Of the balance of such contractual amount, $79,316 was deferred and $99,475 was not paid and is currently owing. Likewise, for 2001 and 2000, Mr. Reid was only paid $189,236 and $189,051, respectively, with the balance of his contractual salary amounts, $67,567 and $58,179, respectively, are deferred and currently owing. The salary deferrals, which commenced during 1998, and non-payments of salary in 2002 were each effected in order to conserve working capital of the Company. The balance of deferred salary due to Mr. William Reid at December 31, 2002 totals $279,364 and the non-payment of salary for 2002 totals $99,475, both of which amounts have to date not been paid. Effective January 1, 2003, Mr. William W. Reid and the Company amended Mr. Reid's Employment Contract to eliminate the annual upward adjustment provisions related to increases in the Consumer Price Index and to reduce his salary commencing for 2003 to $225,000 per year. Mr. Reid has agreed to re-negotiate with the Compensation Committee of the Board of Directors his compensation package.

(2) During 2002, the Company only paid Mr. Pass $41,232 of his contractual salary of $121,688. Of the balance of such contractual amount, $35,692 was deferred and $44,764 was not paid and is currently owing. Likewise, for 2001 and 2000, Mr. Pass was only paid $85,996 and $85,912, respectively, with the balance of his contractual salary amounts, $30,405 and $26,181, respectively, are deferred and currently owing. The salary deferrals, which commenced during 1998, and non-payments of salary in 2002 were each effected in order to conserve working capital of the Company. The balance of deferred salary due to Mr. Pass at December 31, 2002 totals $125,714 and the non-payment of salary for 2002 totals $44,764, both of which amounts have to date not been paid. Mr. Pass has agreed to re-negotiate with the Compensation Committee of the Board of Directors his compensation package.


(3) During 2002, the Company only paid Mr. David Reid $45,478 of his contractual salary of $134,873. Of the balance of such contractual amount, $39,658 was deferred and $49,737 was not paid and is currently owing. Likewise, for 2001 and 2000, Mr. Reid was only paid $95,215 and $95,123, respectively, with the balance of his contractual salary amounts, $33,784 and $29,089, respectively, are deferred and currently owing. The salary deferrals, which commenced during 1998, and non-payments of salary in 2002 were each effected in order to conserve working capital of the Company. The balance of deferred salary due to Mr. David Reid at December 31, 2002 totals $139,682 and the non-payment of salary for 2002 totals $49,737, both of which amounts have to date not been paid. Mr. Reid has agreed to re-negotiate with the Compensation Committee of the Board of Directors his compensation package.

Option Grants in Last Fiscal Year
---------------------------------

During 2002 no grants of stock options were made pursuant to the Non-Qualified Stock Option and Stock Grant Plan (the "Plan") to Executive Officers.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Table Value

Shown below is information at December 31, 2002 with respect to the exercised and unexercised options to purchase the Company's common stock to Executive Officers under the Plan. No options were exercised by Executive Officers during year ended December 31, 2002.


                           Number of                                Value of
                           Securities                               in-the-Money
                           Underlying             Number of         Options
                           Unexercised            Securities        Exercisable
                           Options Held at        Exercisable       at
                           December 31,           December 31,      December 31,
Name                       2002                   2002 (1)(2)       2002 (3)
----                       ---------------        ------------      ------------

William W. Reid               888,295               477,795           $172,006

William F. Pass               295,000               160,000           $ 57,600

David C. Reid                 665,000               362,500           $130,500


(1) Effective December 6, 2002 and as amended March 17, 2003, the Company and its Executive Officers entered into agreements whereby the Executive Officers agreed not to exercise an aggregate of 785,000 option shares so as to make shares available for sale by the Company during 2002 and 2003. The numbers in the table above give effect to the agreements whereby the Executive Officers agreed not to exercise an aggregate of 785,000 option shares.

(2) Effective January 20, 2003 and as amended March 17, 2003, the Company and its Executive Officers amended and increased the number of shares subject to the above noted agreements whereby the Executive Officers agreed not to exercise an aggregate of 1,750,100 options shares so as to make shares available for sale by the Company during 2003, reducing the number exercisable at that date to aggregate 98,195 option shares. Those agreements terminated by their terms upon approval by shareholders of an increase to the authorized capital of the Company effective September 19, 2003.

(3) Based upon the close price as reported by OTC Bulletin Board as of December 31, 2002 ($0.52 per share).


Securities Authorized for Issuance Under Equity Compensation Plans

Non-Qualified Stock Option and Stock Grant Plan
-----------------------------------------------

Shown below is information at December 31, 2002 with respect to compensation plans (including individual compensation arrangements) under which equity securities of the Company are authorized for issuance.

                                    Equity Compensation Plan Information
                                                                                  Number of securities
                                                                                  remaining available for
                              Number of securities to   Weighted-average          future issuance under
                              be issued upon exercise   exercise price of         equity compensation plans
                              of outstanding options,   outstanding options,      (excluding securities
Plan category                 warrants and rights       warrants and rights       reflected in the left hand column)
-------------                 -----------------------   --------------------      ----------------------------------

Equity compensation plans
approved by security holders          2,048,295             $0.16/share                      142,470

Equity compensation plans
not approved by security
holders                                  None                   None                           None

Total                                 2,048,295             $.16/share                       142,470


Material Terms of Equity Compensation Plans


The Non-Qualified Stock Option and Stock Grant Plan, as Amended (also as referred to as the "Plan") was adopted by the Company effective March 17, 1989. The Plan terminates by its terms on March 16, 2009. Under the Plan, as amended September 19, 2003, a total of 3,500,000 shares of Common Stock were reserved for issuance thereunder. As of December 31, 2002, there are outstanding stock option agreements under the Plan for an aggregate 2,048,295 shares, as described further above. This number was increased to 2,348,295 effective September 19, 2003 with the grants of 5-year stock option agreements covering an aggregate of 300,000 shares at an exercise prices of $.50-$.56 per share to three directors of the Company. Each of Richard F. Nanna, Peter Bojtos and Curtis Deane received options for 100,000 shares.


General Information Regarding the Plan

Under the Plan non-qualified stock options ("Options") and/or stock grants of Common Stock of the Company may be granted to key persons. The Plan was established to advance the interests of the Company and its stockholders by affording key persons, upon whose judgment, initiative and efforts the Company may rely for the successful conduct of their businesses, an opportunity for investment in the Company and the incentive advantages inherent in stock ownership in the Company. This Plan gives the Board broad authority to grant Options and make stock grants to key persons selected by the Board while considering criteria such as employment position or other relationship with the Company, duties and responsibilities, ability, productivity, length of service or association, morale, interest in the Company, recommendations by supervisors, and other matters, and to set the option price, term of option, and other broad authorities. Options shall not be granted at less than the fair market value at the date of grant and may not have a term in excess of 10 years.

Shares issued to optioned upon exercise of Options or upon stock grants under the Plan are "restricted securities" as defined under the Securities Act of 1933, unless a Form S-8 Registration Statement covering such shares is effective. Restricted shares cannot be freely sold and must be sold pursuant to an exemption from registration (such as Rule 144) which exemptions typically impose conditions on the sale of the shares.

Tax Effects on Participants

Non-Qualified Stock Options. A non-qualified stock option results in no taxable income to the optionee or deduction to us at the time it is granted. An optionee exercising such an option will, at that time, realize taxable compensation in the amount of the difference between the option price and the then market value of the shares. Subject to the applicable provisions of the Code, a deduction for federal income tax purposes will be allowable to us in the year of exercise in an amount equal to the taxable compensation realized by the optionee.

The optionee's basis in such shares is equal to the sum of the option price plus the amount includible in his income as compensation upon exercise. Any gain (or loss) upon subsequent disposition of the shares will be long-term or short-term gain (no loss), depending upon the holding period of the shares.

If a non-qualified option is exercised by tendering previously-owned shares of the Company's common stock in payment of the option price, then, instead of the treatment described above, the following will apply. A number of new shares equal to the number of previously-owned shares tendered will be considered to have been received in a tax-free exchange; the optionee's basis and holding period for such number of new shares will be equal to the basis and holding period of the previously-owned shares exchanged. The optionee will have compensation income equal to the fair market value on the date of exercise of the number of new shares received in excess of such number of exchanged shares; the optionee's basis in such excess shares will be equal to the amount of such compensation income, and his holding period in such shares will begin on the date of exercise.

Stock Grants. A stock grant results in taxable income to the grantee and deduction to the Company at the time of the grant for the market value of the stock grant.

Compensation of Directors
-------------------------


The Company reimburses its outside directors for reasonable expenses incurred by them in attending meetings of the Board of Directors or of Committees of the

Board. No such expenses were incurred or paid during 2002 and 2001. Outside directors were to be paid $1,000 per month for services of which one-half ($500) is to be deferred. However, during 2002, Mr. Goth received total compensation of $2,000 for his service as outside director for 2002 with the remaining $10,000 unpaid, deferred and owed to him as of December 31, 2002 plus an additional $21,500 owned to Mr. Goth for deferred 2001 and prior years directors pay, of which amount $6,600 has been paid as of October 14, 2003.


Employment Contracts
--------------------


The Company entered into Employment Agreements effective January 1, 1994, as amended June 1, 1995 and July 21, 1998 with William W. Reid, William F. Pass, and David C. Reid (the "Employment Contracts") each of which was initially for a five-year term. The Employment Contracts shall be extended automatically by one year upon each anniversary date unless either the Company or employee provides the other party required written notice, that the Employment Contract will not be so extended. During 1998 the Company gave written notice under each Employment Contract that it was not automatically extending the term by an additional year which resulted in such contracts having a term of four years subject to the automatic extensions each year as discussed above. Therefore, each of the Employment Contracts have a current term through December 31, 2006. William W. Reid's Employment Contract, as amended January 1, 2003, provides for a annual base salary of $225,000. William F. Pass' Employment Contract provides for a base salary of $75,000 per year for the first year, $90,000 per year for the second year, and annual upward adjustments thereafter based upon increases in the Consumer Price Index (All Items-Urban), also referred to as the "CPI-U". David C. Reid's Employment Contract provides for a base salary of $75,000 per year for the first year, $100,000 per year for the second year, and annual upward adjustments thereafter based upon increases in the CPI-U. Effective January 1, 2003, Mr. William W. Reid and the Company amended Mr. Reid's Employment Contract to eliminate the annual upward adjustment provisions related to increases in the Consumer Price Index and to reduce his salary commencing for 2003 to $225,000 per year. During 1998, 1999, 2000, 2001 and through December 31, 2002, the executives voluntarily deferred a portion of their base salary in order to conserve working capital. As of December 31, 2002, the Company owed deferred salary to William Reid in the amount of $279,364, William F. Pass in the amount of $125,714 and David C. Reid in the amount of $139,682. In addition, as of December 31, 2002, the Company owed its executive officers unpaid regular pay for 2002 in addition to the amounts deferred above, with William Reid owed $99,475, William Pass owed $44,764 and David Reid owed $49,737.


Each of the Employment Agreements provides that the employee would be entitled to receive a termination payment from the Company in a lump sum equal to 2.9 times the employee's average annual compensation for the five taxable years immediately preceding the date of termination by the employee under certain circumstances (provided that the employee is not provided continued employment for a minimum of three years with compensation and other business terms equal to or more favorable to the employee than under the Employment Agreement) summarized as follows: i) the sale by the Company of substantially all of its assets to a single purchaser or to a group of affiliated purchasers; ii) the sale, exchange or other disposition, in one transaction or a series of related transactions, of at least 30 percent of the outstanding voting shares of the Company; iii) a decision by the Company to terminate its business and liquidate its assets; iv) the merger or consolidation of the Company with another entity or an agreement to such a merger or consolidation or any other type of reorganization; v) there is a material change in employee's authority, duties or responsibilities; or, vi) the Company acquires any stock or other investment in any business enterprise which acquisition or investment exceeds 40 percent of the net book value of the Company. Upon the death of an employee, the Company shall pay the employee's estate an amount equal to one year's salary; and upon termination by the Company following permanent disability of the employee, the Company shall pay the employee an amount equal to two years salary.

                                  LEGAL OPINION


The legality of the shares being offered hereby has been passed upon for the Company by Moye Giles LLP.


                                     EXPERTS

The consolidated financial statements for the Company for the years ended December 31, 2002 and 2001 have been audited by Stark Winter Schenkein & Co., LLP. The name of such firm was changed from Stark Tinter & Associates, LLC to Stark Winter Schenkein & Co., LLP, effective August 31, 2001.

                  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
                     ON ACCOUNTING AND FINANCIAL DISCLOSURE.

There have been no changes in nor disagreements with accountants on accounting and financial disclosure.

                        ADDITIONAL AVAILABLE INFORMATION

The registration statement that contains this prospectus, including the exhibits to the registration statement, contain additional information about us and the securities the Selling Shareholders may offer under this prospectus. The Company's SEC filings, including the registration statement that contains this prospectus, are available to the public from the SEC's Internet site at http://www.sec.gov. You may also read and copy this information at the SEC's Public Reference Room at 450 Fifth Street, N.W., Room 1024, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for more information on the operation of the public reference room.

                              FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----

Index to Financial Statements..............................................   54

Years Ended December 31, 2002 and 2001
Report of Independent Auditors.............................................   55

Consolidated Statements of Operations for the years
ended December 31, 2002 and 2001...........................................   56

Consolidated Balance Sheet at December 31, 2002............................   57

Consolidated Statements of Changes in Shareholders'
Equity for the years ended December 31, 2002 and 2001......................   58

Consolidated Statements of Cash Flows for the
years ended December 31, 2002 and 2001.....................................   59

Notes to Consolidated Financial Statements.................................   60

Six Month Periods Ended June 30, 2003 and 2002 (Unaudited)
----------------------------------------------------------

Consolidated Statements of Operations for the six
month periods ended June 30, 2003 and 2002.................................   75

Consolidated Balance Sheet at June 30, 2003................................   76

Consolidated Statements of Cash Flows for the
six months ended June 30, 2003 and 2002....................................   77

Notes to Unaudited Consolidated Financial Statements.......................   78

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Shareholders
U.S. Gold Corporation
Lakewood, Colorado

We have audited the accompanying consolidated balance sheet of U.S. Gold Corporation as of December 31, 2002 and the related consolidated statements of operations, changes in shareholders' equity and cash flows for the years ended December 31, 2002 and 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based upon our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring losses from operations, has no current source of operating revenues, and needs to secure financing to remain a going concern. These factors raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of U.S. Gold Corporation as of December 31, 2002, and the results of its operations and its cash flows for the years ended December 31, 2002 and 2001, in conformity with accounting principles generally accepted in the United States of America.

Stark Winter Schenkein & Co., LLP
March 18, 2003
Denver, Colorado

                              U.S. GOLD CORPORATION
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                        For the years ended December 31,

                                                      2002              2001
                                                      ----              ----
OTHER REVENUE:
 Management contract fees from
  Gold Resource Corporation (GRC)
   (Note 4)                                       $    30,000       $         -
 Project payments-Tonkin Springs                            -           540,000
 Interest income                                       10,276             9,392
 Gain on sale of assets                                15,498            10,583
                                                  -----------       -----------
      Total other revenue                              55,774           559,975
                                                  -----------       -----------

COSTS AND EXPENSES:
 General and administrative                           330,202           496,073
 Holding costs of Tonkin
  Springs property                                    956,356                 -
 Exploration expense (costs
   of services provided to
   GRC under management
   contracts) (Note 4)                                129,441           185,933
 Interest                                               4,152             2,624
 Depreciation                                          11,082            11,795
                                                  -----------       -----------
       Total costs and expenses                     1,431,233           696,425
                                                  -----------       -----------

Net (loss)                                        $(1,375,459)      $  (136,450)
                                                  ===========       ===========

Basic and diluted per share data:
 Basic                                            $     (0.09)      $     (0.01)
                                                  ===========       ===========
 Diluted                                          $     (0.09)      $     (0.01)
                                                  ===========       ===========


              The accompanying notes are an integral part of these
                       consolidated financial statements.

                              U.S. GOLD CORPORATION
                           CONSOLIDATED BALANCE SHEET
                                DECEMBER 31, 2002

ASSETS

Current assets:
  Cash and cash equivalents                                        $      4,437
                                                                   ------------

Property and equipment, net (Note 6)                                     15,281
                                                                   ------------

Investment in affiliate-GRC (Note 4)                                          -
                                                                   ------------

Restrictive time deposits for
 reclamation bonding                                                  1,842,361
                                                                   ------------

Other assets:
  Inactive milling equipment                                          1,549,897
  Technology license and other assets                                    61,557
                                                                   ------------
    Total other assets                                                1,611,454
                                                                   ------------
  TOTAL ASSETS                                                     $  3,473,533
                                                                   ============

LIABILITIES, RESERVE & SHAREHOLDERS' EQUITY

Current liabilities:
 Accounts payable and
  accrued liabilities                                              $    184,445
 Accrued salary and directors
  fees, related parties                                                 241,396
 Installment purchase contracts (Note 12)                                 8,273
                                                                   ------------
    Total current liabilities                                           434,114
                                                                   ------------
Related party payables,
 Long-term (Note 14)                                                    544,760
Reserve for reclamation (Note 3)                                      1,825,977
                                                                   ------------
    Total liabilities and reserve                                     2,804,851
                                                                   ------------
Commitments and contingencies
 (Notes 5, 11 and 12)

Shareholders' equity (Note 9):
 Common stock, $.10 par value, 18,000,000
  shares authorized; 16,453,533 shares
  issued and outstanding                                              1,645,353
 Additional paid-in capital                                          32,548,743
 Accumulated (deficit)                                              (33,525,414)
                                                                   ------------
    Total shareholders' equity                                          668,682
                                                                   ------------
TOTAL LIABILITIES, RESERVE &
 SHAREHOLDERS' EQUITY                                              $  3,473,533
                                                                   ============


              The accompanying notes are an integral part of these
                       consolidated financial statements.


                                    U.S. GOLD CORPORATION
                            CONSOLIDATED STATEMENT OF CHANGES IN
                                    SHAREHOLDERS' EQUITY
                       FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001

                                       Stock         Additional
                        Common          Par           Paid-in        Accumulated
                        Shares         Value          Capital         (Deficit)        Total
                        ------         -----         ----------      -----------       -----
Balance,
January 1, 2001       13,973,520    $  1,397,352    $ 31,972,199    $(32,013,505)   $  1,356,046


Exercise of
Stock options
(Note 9)                  53,125           5,312           3,188               -           8,500

Treasury shares
Cancelled                   (255)            (25)            (84)              -            (109)

Net (loss)                     -               -               -        (136,450)       (136,450)
                      ----------    ------------    ------------    ------------    ------------

Balance,
December 31, 2001     14,026,390    $  1,402,639    $ 31,975,303    $(32,149,955)   $  1,227,987
                      ----------    ------------    ------------    ------------    ------------
Sale of shares
and warrants
for cash at
$.35/share, net
of issuance cost
(Note 9)                 857,143          85,714         178,285              -          263,999

Sale of shares
for cash at
$.40/share, net
of issuance cost
(Note 9)               1,570,000         157,000         395,155              -          552,155

Net (loss)                     -               -               -      (1,375,459)     (1,375,459)
                      ----------    ------------    ------------    ------------    ------------
Balance,
December 31, 2002     16,453,533    $  1,645,353    $ 32,548,743    $(33,525,414)   $    668,682
                      ==========    ============    ============    ============    ============


                    The accompanying notes are an integral part of these
                             consolidated financial statements.







                                       58

                              U.S. GOLD CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                        FOR THE YEARS ENDED DECEMBER 31,

                                                         2002           2001
                                                         ----           ----
Cash flows from operating activities:

 Cash received under management
  contract (Note 4)                                  $    30,000    $         -
 Cash received from project
  Distributions                                                -        495,000
 Cash received from TSHI upon
  TSLLC withdrawal                                             -         79,347
 Cash paid to suppliers
  and employees                                         (871,869)      (583,861)
 Interest received                                        11,110         38,277
 Interest paid                                            (4,152)        (2,624)
 Income taxes paid                                             -              -
                                                     -----------    -----------
  Cash provided by (used in)
  operating activities                                  (834,911)        26,139
                                                     -----------    -----------
Cash flows from investing activities:
 Increase in restrictive time
  deposits for reclamation bond                          (10,223)             -
 Payment on technology license                           (40,000)       (10,000)
 Capital expenditures                                     (1,237)             -
 Sale of assets                                           15,498         13,500
                                                     -----------    -----------
   Cash provided by (used in)
   investing activities                                  (35,962)         3,500
                                                     -----------    -----------
Cash flows from financing activities:
  Sale of common stock & warrants
   for cash, net of issuance cost
   (Note 9)                                              816,154              -
  Borrowing from related parties
   (Note 4)                                              (30,000)             -
  Repayment of borrowing from
   related parties (Note 4)                               30,000              -
  Payments on installment
   purchase contracts                                    (12,933)       (11,795)
                                                     -----------    -----------
    Cash provided by (used in)
    financing activities                                 803,221        (11,795)
                                                     -----------    -----------
Increase (decrease) in cash
 and cash equivalents                                    (67,652)        17,844
Cash and cash equivalents,
 beginning of year                                        72,089         54,245
                                                     -----------    -----------
Cash and cash equivalents,
 end of year                                         $     4,437    $    72,089
                                                     ===========    ===========

Reconciliation of net (loss) to cash provided by
 (used in) operating activities:
  Net (loss)                                         $(1,375,459)   $  (136,450)
  Items not requiring cash:
   Depreciation                                           11,082         18,275
   (Increase) decrease in other
    assets related to operations                         (18,886)         3,038
   Increase in liabilities and
    deferred revenue related
    to operations                                        548,352        141,276
                                                     -----------    -----------
Cash provided by (used in)
 operating activities                                $  (834,911)   $    26,139
                                                     ===========    ===========


              The accompanying notes are an integral part of these
                       consolidated financial statements.

                              U.S. GOLD CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2002


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation: U.S. Gold Corporation (the Company) was organized under the laws of the State of Colorado on July 24, 1979. Since its inception, the Company has been engaged in the exploration for, development of, and the production and sale of gold and silver.

RECLASSIFICATIONS

Certain adjustments have been made in the financial statements for the year ended December 31, 2001 to conform to accounting and financial statement presentation for the year ended December 31, 2002.

BASIS OF CONSOLIDATION: The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. Significant intercompany accounts and transactions have been eliminated. The financial statements of Tonkin Springs LLC (TSLLC) have been consolidated effective October 17, 2001.

STATEMENTS OF CASH FLOWS: The Company considers cash in banks, deposits in transit, and highly liquid debt instruments purchased with original maturities of three months or less to be cash and cash equivalents.

EQUITY METHOD INVESTMENTS: Investment in common stock of GRC, an affiliate of the Company, earned under a management contract are recorded under the equity method of accounting. The shares of GRC earned under the contract have been assessed by the Company to be of undeterminable market value and have therefore been recorded at zero basis. See Footnote 4 for additional information.

Prior to the withdrawal effective October 17, 2001 of Tonkin Springs Holding Inc. (TSHI) from the Tonkin Springs LLC (TSLLC), the Company accounted for its 40% investment in TSLLC by the equity method of accounting. However, since TSHI was responsible for 100% of the funding required for TSLLC and since the Company did not have the contractual right to the economic benefits of such losses, the Company did not record its pro-rata share of TSLLC losses in its statement of operations. See Footnote 3 for additional information.

PROPERTY AND EQUIPMENT: Office furniture, equipment and vehicles are carried at cost not in excess of their estimated net realizable value. Normal maintenance and repairs are charged to earnings while expenditures for major maintenance and betterments are capitalized. Gains or losses on disposition are recognized in operations.

INACTIVE MILLING EQUIPMENT: Inactive equipment, which is located at Tonkin Springs, Nevada, is carried at adjusted cost not in excess of its estimated net realizable value. This milling equipment has utility elsewhere and can be transported off the property.

EXPLORATION AND DEVELOPMENT COSTS: Costs of acquiring mining properties and any exploration and development costs are expensed as incurred unless proven and probable reserves exist and the property is a commercially minable property. Mine development costs incurred either to develop new ore deposits, expand the capacity of operating mines, or to develop mine areas substantially in advance of current production are also capitalized. Costs incurred to maintain current production or to maintain assets on a standby basis are charged to operations. Costs of abandoned projects are charged to operations upon abandonment. The Company evaluates, at least quarterly, the carrying value of capitalized mining costs and related property, plant and equipment costs, if any, to determine if these costs are in excess of their net realizable value and if a permanent impairment needs to be recorded. The periodic evaluation of carrying value of capitalized costs and any related property, plant and equipment costs are based upon expected future cash flows and/or estimated salvage value in accordance with Statement of Financial Accounting Standards (SFAS) No. 144, Accounting for Impairment or Disposal of Long-Lived Assets.

DEPRECIATION: Depreciation of office furniture, equipment and vehicles is computed using straight-line methods. Office furniture, equipment and vehicles are being depreciated over the estimated economic lives ranging from 3 to 5 years.

PROPERTY RECLAMATION COSTS: The estimated reclamation cost obligation related to present disturbances at the Tonkin Springs Properties is carried as a liability. Changes to these estimates, or the estimated reclamation costs associated with other mineral properties, are accrued and charged over the expected life of each property using the units of production method. Ongoing environmental and reclamation expenditures are expensed as incurred.

STOCK OPTION PLANS: The Company applies APB Opinion 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for all stock option plans. Under APB Opinion 25, no compensation cost has been recognized for stock options issued to employees as the exercise price of the Company's stock options granted equals or exceeds the market price of the underlying common stock on the date of grant.

SFAS 123, Accounting for Stock-Based Compensation, requires the Company to provide pro forma information regarding net income as if compensation costs for the Company's stock option plans had been determined in accordance with the fair value based method prescribed in SFAS No. 123. To provide the required pro forma information, the Company estimates the fair value of each stock option at the grant date by using the Black-Scholes option-pricing model.

REVENUE RECOGNITION: Project payments are recognized as revenue as earned. Gains on the sale of mineral interests, if any, includes the excess of the net proceeds from sales over the Company's net book value in that property. Management contract fees are recognized as revenue as received.

PER SHARE AMOUNTS: SFAS 128, Earnings Per Share, provides for the calculation of Basic and Diluted earnings per share. Basic earnings per share includes no dilution and is computed by dividing income available to common shareholders by the weighted-average number of shares outstanding during the period (15,334,157 for 2002 and 14,011,400 for 2001). Diluted earnings per share reflect the potential dilution of securities that could share in the earnings of the Company, similar to fully diluted earnings per share. As of December 31, 2002 and 2001, warrants and options are not considered in the computation of diluted earnings per share as their inclusion would be antidilutive.

INCOME TAXES: The Company accounts for income taxes under SFAS 109, Accounting for Income Taxes. Temporary differences are differences between the tax basis of assets and liabilities and their reported amounts in the financial statements that will result in taxable or deductible amounts in future years.

BUSINESS RISKS: The Company continually reviews the mining risks it encounters in its operations. It mitigates the likelihood and potential severity of these risks through the application of high operating standards. The Company's operations have been and in the future may be, affected to various degrees by changes in environmental regulations, including those for future site restoration and reclamation costs. The Company's business is subject to extensive license, permits, governmental legislation, control and regulations. The Company endeavors to be in compliance with these regulations at all times.

USE OF ESTIMATES: The preparation of the Company's consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires the Company's management to make estimates and assumptions that affect the amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

FAIR VALUE OF FINANCIAL INSTRUMENTS: SFAS 107, Disclosures About Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments. Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2002.

The respective carrying value of certain on-balance-sheet financial instruments approximate their fair values. These financial instruments include cash, cash equivalents, restricted time deposits, accounts payable and accrued liabilities, and installment purchase contracts. Fair values were assumed to approximate carrying values for these financial instruments since they are short term in nature and their carrying amounts approximate fair value or they are receivable or payable on demand.

RECENT PRONOUNCEMENTS

In December 2002, the Financial Accounting Standards Board (FASB) issued SFAS 148, Accounting for Stock-Based Compensation--Transition and Disclosure--an amendment of SFAS 123. SFAS 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation from the intrinsic value-based method of accounting prescribed by APB 25. As allowed by SFAS 123, the Company has elected to continue to apply the intrinsic value-based method of accounting, and has adopted the disclosure requirements of SFAS 123. The Company currently does not anticipate adopting the provisions of SFAS 148.

In July 2002, the FASB issued SFAS 146, Accounting for Costs Associated with Exit or Disposal Activities. SFAS 146 provides new guidance on the recognition of costs associated with exit or disposal activities. The standard requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of commitment to an exit or disposal plan. SFAS 146 supercedes previous accounting guidance provided by the EITF Issue No. 94-3 Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). EITF Issue No. 94-3 required recognition of costs at the date of commitment to an exit or disposal plan. SFAS 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. Early application is permitted. The adoption of SFAS 146 by the Company is not expected to have a material impact on the Company's financial position, results of operations, or cash flows.

In April 2002, the FASB issued SFAS 145, Rescission of FASB Statements 4, 44, and 64, Amendment of FASB Statement 13, and Technical Corrections. Among other things, this statement rescinds FASB Statement 4, Reporting Gains and Losses from Extinguishment of Debt which required all gains and losses from extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. As a result, the criteria in APB Opinion 30, Reporting the Results of Operations -- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, will now be used to classify those gains and losses. The provisions of SFAS 145 related to the classification of debt extinguishment are effective for years beginning after May 15, 2002. The adoption of SFAS 145 by the Company is not expected to have a material impact on the Company's financial position, results of operations, or cash flows. In

November 2001, the EITF of the FASB issued EITF 01-9 Accounting for Consideration Given by a Vendor to a Subscriber (Including a Reseller of the Vendor's Products). EITF 01-9 provides guidance on when a sales incentive or other consideration given should be a reduction of revenue or an expense and the timing of such recognition. The guidance provided in EITF 01-9 is effective for financial statements for interim or annual periods beginning after December 15, 2001. The adoption of EITF 01-9 by the Company did not have a material impact on the Company's financial statements.

In August 2001, the FASB issued SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS 144 provides new guidance on the recognition of impairment losses on long-lived assets with definite lives to be held and used or to be disposed of and also issued the definition of what constitutes a discontinued operation and how the results of a discontinued operation are to be measured and presented. SFAS 144 is effective for fiscal years beginning after December 15, 2001. The adoption of SFAS 144 did not have a material impact on the Company's financial position, results of operations, or cash flows.

In June 2001, the FASB issued SFAS 143, Accounting for Asset Retirement Obligations. SFAS 143 requires the fair value of a liability for an asset retirement obligation to be recognized in the period that it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. SFAS 143 is effective for fiscal years beginning after June 15, 2002. The adoption of SFAS 143 is not expected to have a material impact on the Company's financial position, results of operations or cash flows.

In June 2001, the FASB issued SFAS 142, Goodwill and Other Intangible Assets, which provides for non-amortization of goodwill and intangible assets that have indefinite useful lives, annual tests of impairments of those assets and interim tests of impairment when an event occurs that more likely than not has reduced the fair value of such assets. The statement also provides specific guidance about how to determine and measure goodwill impairments, and requires additional disclosure of information about goodwill and other intangible assets. The provisions of this statement are required to be applied starting with fiscal years beginning after December 15, 2001, and applied to all goodwill and other intangible assets recognized in the financial statements at that date. Goodwill and intangible assets acquired after June 30, 2001 will be subject to the non-amortization provisions of the statement. Early application is permitted for entities with fiscal years beginning after March 15, 2001, provided that the first interim financial statements had not been issued previously. The Company's adoption of the provisions of SFAS 142 did not have a material impact on the Company's financial position, results of operations or cash flows.

In June 2001, the FASB issued SFAS 141, Business Combinations, which is effective for all business combinations initiated after June 30, 2001. SFAS 141 requires companies to account for all business combinations using the purchase method of accounting, recognize intangible assets if certain criteria are met, as well as provide additional disclosures regarding business combinations and allocation of purchase price. The adoption of SFAS 141 did not have a material impact on the Company's financial position, results of operations or cash flows.

2.  GOING CONCERN

The Company's financial statements are prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business.

The Company has experienced losses for the years ended December 31, 2002 and 2001 of $1,375,459 and $136,450, respectively. The Company has no current source of operating revenue and has remained operational during 2002 through the sale of equity. The Company's ability to continue as a going concern is contingent upon its ability to sell assets, secure financing, increase ownership equity and attain profitable operations.

The Company is pursuing financing for its operations which could include issuance of equity of the Company in public or private transactions, the sale of a portion of its assets which could include sale of a royalty interest at Tonkin Springs, and borrowing with secured, unsecured or convertible debt. The Company may also consider third party joint venture participation at its Tonkin Springs project or a corporate transaction with another company such as a merger. It is presently uncertain if any such financing will be available to the Company, or will be available on terms acceptable to the Company.

3.   TONKIN SPRINGS PROJECT

The Company owns 100 percent of the Tonkin Springs LLC, a Delaware limited liability company (TSLLC) which in turn owns the Tonkin Springs gold mine property located in Eureka County, Nevada. The 100 percent ownership in TSLLC was achieved effective October 17, 2001 upon the withdrawal from TSLLC of our former partner, Tonkin Springs Holding Inc. (TSHI).

Had TSHI not withdrawn from TSLLC by November 30, 2001, TSHI would have been obligated to fund the entire budget of TSLLC for the calendar year 2002 which, at a minimum, would have involved approximately $600,000 in property holding costs. While the Company did not pay any consideration to TSHI to facilitate their withdrawal from TSLLC and to relinquish their 60% interest therein to the Company, TSHI did eliminate significant financial obligations it would have had to TSLLC if it did not withdraw. After TSHI's withdrawal effective October 17, 2001, the Company assumed management responsibilities and funding obligations for TSLLC, and commenced full consolidation of TSLLC in its consolidated financial statements.

The Company is currently evaluating the Tonkin Springs property to determine if the property can be put back into production. The Company plans to and will be required to arrange additional funding through the sale of equity, assets or incurring debt in order to carryout its business objectives.

The TSLLC agreements provided for withdrawal of a member. However, TSVLP and TSHI had certain disputes regarding the obligations and responsibilities of TSHI in connection with and following TSHI's withdrawal from TSLLC, which disputes were resolved under a Settlement Agreement dated October 31, 2001. During 2001 TSHI paid TSVLP $540,000 as partial consideration for the terms and conditions of the TSLLC.

The current estimate of reclamation costs of disturbances of the Properties is approximately $1.83 million, which has been filed with and approved by appropriate governmental agencies. Bonding of reclamation is in place in the form of cash bonds posted in the amount of $1.83 million fully secured by a restricted cash deposits. Actual reclamation, generally, will be commenced upon the completion of operations at the Properties.

On December 19, 2002, the Company received notice from HW Process Technologies Inc. (HWPT) indicating that HWPT had filed a Statement of Mechanic's or Materialman's Lien in Eureka County, Nevada on December 12, 2002, concerning alleged amounts due and unpaid by the Company to HWPT of approximately $85,000. The Company is in the process to resolve this matter directly with HWPT. This amount is included in accounts payable and accrued liabilities at December 31, 2002.

4.   GOLD RESOURCE CORPORATION

The Company owns approximately 28% of GRC's outstanding common stock as of December 31, 2002. William W. Reid and David C. Reid, each founders of GRC and officers and directors of the Company, have approximately 35% aggregate direct and beneficial ownership of GRC as of December 31, 2002. William F. Pass, an officer of the Company, was granted by GRC a non-qualified stock option to purchase 200,000 shares of GRC common stock at an exercise price of $.50 per share. Through its stock ownership in GRC, the Company has the opportunity to benefit from GRC's activities in Mexico with no additional funding, other that that related to the existing levels of corporate overhead expenditures.

The Company earned it's shares of GRC stock through a management contract under which the Company provided general management of GRC business activities through December 31, 2001. Effective January 1, 2002, the Company and GRC entered into a second management contract which expired by its term December 31, 2002. Under that contract the Company was to be paid $30,000 per month to provide similar general management of GRC. GRC paid only $30,000 to the Company and has been unable to make the other required payments. The balance due the Company of $330,000 has not been recognized as a receivable or as revenue, and will not be until and unless realization is assured. It is uncertain if GRC will be able to raise sufficient funding to pay the remaining management fee. GRC is responsible for its own funding and intends to and has been raising funds through the sale of GRC stock. The Company and GRC have not entered into a new management contract for 2003.

During 2002, the Company made a non-interest bearing and unsecured loan to GRC of $30,000 to enable GRC to make critical property payments related to a mineral property. As of December 31, 2002 this loan had been repaid. Subsequent to December 31, 2002, the Company has no on-going funding or other obligations to GRC. However, the Company in January and February of 2003 advanced $20,000 and $10,000, respectively, to GRC.

The Company was party to a GRC stock subscription agreement with Rand Merchant Bank (RMB) dated May 6, 2002. That agreement obligates the Company and the founders of GRC, under certain circumstances, to sell some or all of their shares of GRC to a third party on a proportionate basis with all GRC shares owned by RMB, and gives RMB the contingent right to seek and negotiate such sale for up to 51% of the then outstanding shares of GRC (the Bring Along Obligation). The Bring Along Obligation can only be triggered by RMB if GRC has not raised certain defined additional equity funding in the amount of $350,000 by May 6, 2003. As of the date of the audit report GRC has raised approximately $65,000 towards this funding target.

Following are the financial statements for GRC as of and for the year ended December 31, 2002:

                            Gold Resource Corporation
                      Consolidated Statement of Operations
                      For the year ended December 31, 2002
                                   (Unaudited)

Revenues                                                              $       -
                                                                      ---------
Costs and Expenses:
 Cost of services provided
  under Management Contract
  with U.S. Gold                                                        360,000
 General and administrative                                               4,564
 Property acquisition related cost                                      130,562
 Property exploration and evaluation                                    293,763
                                                                      ---------
  Total Expenses                                                        788,889
                                                                      ---------
Other income:- interest income                                              243
                                                                      ---------
   Net(Loss)                                                          $(788,646)
                                                                      =========

                            Gold Resource Corporation
                           Consolidated Balance Sheet
                                December 31, 2002
                                   (Unaudited)
ASSETS
 Current assets-cash and
  cash equivalents                                                  $     4,451
                                                                    -----------
 Other non-current assets                                                 2,101
                                                                    -----------
    Total Assets                                                    $     6,552
                                                                    ===========

LIABILITIES & SHAREHOLDERS' (DEFICIT)
 Current liabilities:
  Accounts payable and
   accrued liabilities                                              $    45,781
  Management contract fees
   payable to U.S. Gold                                                 330,000
                                                                    -----------
    Total current liabilities                                           375,781
                                                                    -----------
 Shareholders' (deficit):
  Common stock, $.001 par value,
   20,000,000 shares authorized;
   4,561,676 shares issued and
   outstanding                                                            4,562
  Additional paid-in capital                                            967,202
  Accumulated (deficit)                                              (1,340,993)
                                                                    -----------
   Total shareholders' (deficit)                                       (369,229)
                                                                    -----------
    Total Liabilities and
     Shareholders' (Deficit)                                        $     6,552
                                                                    ===========

The shares of GRC are not publicly traded. The GRC shares have been assessed by the Company to have indeterminable market value and the shares have therefore been recorded at zero value. Under equity accounting, the Company has not recorded its share of GRC's operating losses to date since such recognition would reduce its zero basis investment in GRC to below zero. GRC's unaudited operating loss for year 2002 and 2001 is $(778,646) and $(346,498), respectively, of which the Company's share would be approximately $(218,021) and $(118,200), respectively. The overhead expense of the Company allocated to the management contract for year 2002 and 2001 totals $129,441 and $185,933, respectively, representing allocation of staff time.

5.   LOAN SETTLEMENT AGREEMENT WITH FABC

On February 21, 1992, the Company entered into a Loan Settlement Agreement with its senior secured lender, The French American Banking Corporation (FABC). The Company discharged its debt to FABC and terminated all prior security interests related thereto. As part of the consideration to FABC under the Loan Settlement Agreement, the Company entered into an agreement between Tonkin Springs Gold Mining Company, a wholly-owned subsidiary of the Company (TSGMC) and FABC entitled Agreement To Pay Distributions, which requires TSGMC to pay a limited portion of certain distributions from TSVLP to FABC. TSVLP has complete control of such distributions, if any, to TSGMC. Under the terms of the Agreement To Pay Distributions, TSGMC is required to pay to FABC (i) the first $30,000 in cash or value of asset distributions, as defined in such agreement, received from TSVLP, plus (ii) an amount equal to 50 percent of such retained distributions in cash or value of asset distributions after TSGMC has first received and retained $500,000 of such retained distributions. This obligation to FABC shall terminate after FABC has been paid a total of $2,030,000 thereunder.


6.   PROPERTY AND EQUIPMENT

At December 31, 2002, property and equipment consisted of the following:

     Office furniture and equipment             $  42,589
     Trucks and autos                              78,137
     Other equipment                               19,451
                                                ---------
      Subtotal                                    140,177
                                                ---------
     Less: accumulated depreciation              (124,896)
                                                ---------
      Total                                     $  15,281
                                                =========


7.   TECHNOLOGY LICENSE

Effective May 31, 2002 the Company entered into a Technology License Agreement with Newmont Mining Corporation (Newmont) covering the use of Newmont's proprietary N2TEC Flotation Technology at the Tonkin Springs property. Terms of the agreement with Newmont include an initial fee of $50,000, minimum annual royalties of $10,000, and ongoing net smelter return production royalty of 2% of precious metals processed utilizing the Newmont technology. The license agreement has no stated expiration date. The initial fee of $50,000 has been capitalized and is included in Technology License and other assets.

8.   INCOME TAXES

In various transactions entered into February 21, 1992, the Company had an ownership change, as that term is defined under Section 382 (g), IRC. As a result, the tax net operating loss carry forwards and the investment tax credit carry forwards are subject to annual limitations under Section 382 IRC, following the date of such ownership change. Except as noted below, the Company will receive no future benefits from net operating loss carryforwards or investment tax credit carryforwards existing as of the date of the ownership change. At December 31 2002, the Company estimates that tax loss carry forwards to be $5,100,000 expiring through 2022. Included in this amount is a capital loss carryforward of approximately $558,000 expiring in 2004.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2002 are presented below:

     Deferred tax assets:
      Alternative minimum tax
       credit carryfoward                             $    11,200
      Reclamation obligation                              140,800
      Net operating (loss) carryforward                 1,133,600
      Capital (loss) carryforward                         268,400
                                                      -----------
        Total gross deferred tax assets                 1,554,000
                                                      -----------
      Less valuation allowance                         (1,299,400)
                                                      -----------
       Net deferred tax assets                            254,600
                                                      -----------
     Deferred tax liabilities:
      Basis in TSVLP                                     (254,600)
                                                      -----------
     Total net deferred tax asset                     $         -
                                                      ===========


The Company believes that it is unlikely that the net deferred tax asset will be realized. Therefore, a valuation allowance has been provided for net deferred tax assets. The change in valuation allowance is approximately $206,200.

A reconciliation of the tax provision for 2002 and 2001 at statutory rates is comprised of the following components:

                                           2002             2001
                                           ----             ----
     Statutory rate tax
      provision on book loss            $(303,000)       $ (30,000)
     Book to tax adjustments:
      Valuation allowance                 303,000           30,000
                                        ---------        ---------
     Tax provision                      $       -        $       -
                                        =========        =========


9.   SHAREHOLDERS' EQUITY

Sale of Common Stock

Effective May 30, 2002 the Company entered into a subscription agreement (Initial Private Placement) with Excalibur Limited Partnership (Excalibur), an Ontario, Canada limited partnership, for the sale of 857,143 restricted common shares and warrants for $300,000. The net proceeds of $263,999, after payment of commission and legal and accounting costs of $36,001. The Company was willing to sell the stock at a price per share lower than the quoted market price and to include warrants to purchase 428,572 shares of common stock at $0.53 per share through May 30, 2004. No value was assigned to the warrants.

During May and June 2002, the Company entered into various subscription agreements (Second Private Placement) with sophisticated private investors for the sale of 1,500,000 shares of restricted common stock at $.40/share for an aggregate of $600,000, with net proceeds of $552,155.

The Company is obligated to file a registration statement with the Securities and Exchange Commission for shares subject to the Initial Private Placement and the Second Private Placement and to maintain the effectiveness of such registration statement for the lesser of 2 years or when such registration is no longer required. The Excalibur agreement required that the Company file within 30 days and to have effective a registration statement for the Excalibur purchased shares within 90 days or pay a penalty to Excalibur in the amount of 1% per month. While the Company has filed a registration statement with the Securities and Exchange Commission it has not been declared effective. Therefore, as of December 31, 2002, the Company has accrued $13,500 for this obligation.

In December 2002, the Company entered into a subscription agreement with Resource Investment Trust, plc (RIT), a investment fund located in London, England, for the sale of 70,000 shares of restricted common stock at $.40/share for proceeds of $28,000.

During January 2003, the Company entered into a second a subscription agreement with RIT for the sale of 1,000,000 shares of restricted common stock at $.45/share for gross proceeds of $450,000. These subscription agreements with RIT were not arranged by IBK. RIT is the Company's largest shareholder, owning approximately 19.6% of the outstanding shares as of December 31, 2002.

Stock Options

Stock options have been granted to key employees, directors and others under the Non-Qualified Amended and Restated Stock Option and Stock Grant Plan (the Plan). Options to purchase shares under the Plan were granted at market value as of the date of the grant. The total number of shares under the Plan is 2,500,000.

                                    2002                         2001
                                    ----                         ----
                                  Weighted                     Weighted
                                  Average                      Average
                             Range of  Exercise           Range of  Exercise
                              Shares    Prices             Shares    Prices
                             --------  --------           --------  --------
Outstanding, beginning
of year                     2,048,295    $.16             2,101,420    $.16

Granted                             -       -                     -       -
Exercised                           -       -               (53,125)   $.16
Canceled                            -       -                     -       -
Expired                             -       -                     -       -
                            ---------    ----             ---------    ----
Outstanding,
end of year                 2,048,295    $.16             2,048,295    $.16

Options
Conditionally
agreed not to
be exercised                 (930,400)   $.16                     -       -
                            ---------    ----             ---------    ----
Options
exercisable,
end of year                 1,117,895    $.16             2,048,295    $.16
                            ---------    ----             ---------    ----
Weighted average
fair value of
option granted
during year                 $       -                     $       -
                            =========                     =========


Effective December 6, 2002, the Company entered into agreements with its executive officers and director whereby those persons agreed not to exercise stock options for 930,400 shares so as to make shares available for sale by Company during 2002.

Effective January 16, 2003, these agreements were amended to increase the number of shares covered by 1,000,000 shares for an aggregate total of 1,930,400 shares with the effect that only 117,895 option shares are then exercisable.

The Company has agreed to use its best efforts to replace the reserved shares under the Plan and the stock option agreements subject to those agreements to allow exercise of all shares under the stock option agreements.

The following table summarizes information about stock options outstanding at December 31, 2002:

Options Outstanding       Weighted Average                     Weighted
-------------------       ----------------                     --------
              Number
Range of    Outstanding     Remaining       Average      Number        Average
Exercise        at         contractual     Exercise    Exercisable    Exercise
Prices       12/31/02         Life          Price      at 12/31/02     Price
--------    ----------     -----------     --------    -----------    --------
$.16        2,048,295        1.1 yrs.        $.16       1,117,895       $.16


The effect of applying SFAS 123 pro forma net (loss) is not necessarily representative of the effects on reported net income (loss) for future years due to, among other things, the vesting period of the stock options and the fair value of additional stock options in future years. For purpose of pro forma disclosure, the estimated fair value of the options is charged to expense in the year that the options were granted. The Company's pro forma loss is equal to their net (loss) since no options were granted in either 2002 or 2001.


10.  EMPLOYEE BENEFIT PLANS

On December 10, 1985, the Company's Board of Directors adopted a Simplified Employee Pension Plan ("SEP"). The Company intends to make a determination of contributions under the SEP on an annual basis, based upon review by the Board of Directors of the Company's financial statements as of its fiscal year end. The Company has not yet determined any contributions to the SEP for the year ended December 31, 2002 and no contribution was made for the year ended December 31, 2001. Contributions made under the SEP in any one calendar year for any one employee may not be more than the smaller of $40,000 or 25 percent of that employee's total compensation.


11.  RENTAL EXPENSE AND COMMITMENTS AND CONTINGENCIEs

Rent expense during the years ended December 31, 2002 and 2001 on all operating leases was $12,461 and $12,260, respectively. A mineral property lease at Tonkin Springs requires annual payments of advance royalties in the minimum amount of $150,000.

The Company has transferred its interest in several mining properties over the past years. The Company could remain potentially liable for environmental enforcement actions related to its prior ownership interest of such properties. However, the Company has no reasonable belief that any violation of relevant environmental laws or regulations has occurred regarding these transferred properties.


12.  INSTALLMENT PURCHASE CONTRACTS

The Company has installment purchase contracts collateralized by three vehicles bearing an average interest of 9.3 percent per annum. Future maturities under these contracts as of December 31, 2002 are as follows:

                        2003      $8,273

13.  STATEMENTS OF CASH FLOWS

The Company's statements of cash flows exclude the following non-cash investing and financing activities:

                                  2002     2001
                                  ----     ----
Stock options exercised in
exchange for directors
fees payable                     $  -     $8,500

14.  RELATED PARTY TRANSACTIONS

Gold Resource Corporation- See Footnote 4.

Other Related Party Items-

Commencing in 1998 the executive officers of the Company have voluntarily deferred a portion of their base salary in order to conserve working capital of the Company. As of December 31, 2002, the total amount of such voluntary deferral was $544,760 including $154,666 and $131,757 relating to year 2002 and 2001, respectively.

In addition the Company elected not to pay certain salaries to its three executive officers and director fees to its independent director in the aggregate amount of $241,396 as of December 31, 2002 in order to conserve working capital.

                              U.S. GOLD CORPORATION
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)

                                                      Six Month Period Ended
                                                  June 30, 2003    June 30, 2002
                                                  -------------    -------------
Revenues:
Management contract fees from
  Gold Resource Corporation ("GRC")                 $        -       $  30,000
Interest income                                          3,383           4,923
Gain on sale of assets                                   4,000          10,000
                                                    ----------       ---------
  Total revenues                                         7,383          44,923
                                                    ----------       ---------

Costs and expenses:
 General and administrative                            144,064          88,326
 Holding costs of Tonkin Springs property              412,081         572,724
 Exploration expense (costs of services
   provided under GRC management contract)                   -          84,280
 Stock compensation expense                            290,000               -
 Interest                                                  658           2,015
 Depreciation                                           10,193           5,503
                                                    ----------      ----------
  Total costs and expenses                             856,996         752,848
                                                    ----------       ---------

(Loss) before income taxes                           (849,613)        (707,925)
                                                    ----------       ---------

Provision for income taxes                                  -                -
                                                    ---------        ---------
Net (loss)                                          $(849,613)       $(707,925)
                                                    =========        =========

Basic and diluted per share data:
 Basic                                              $   (0.05)       $   (0.05)
                                                    =========        =========
 Diluted                                            $   (0.05)       $   (0.05)
                                                    =========        =========





              The accompanying notes are an integral part of these
                       consolidated financial statements.

                              U.S. GOLD CORPORATION
                           CONSOLIDATED BALANCE SHEET
                                  JUNE 30, 2003
                                   (Unaudited)
ASSETS
Current assets:
 Cash and cash equivalents                                         $     85,020
 Receivable-BacTech                                                      12,881
 Prepaid expense                                                          5,989
                                                                   ------------
  Total current assets                                                  103,890
                                                                   ------------

Property and equipment, net                                              11,888
                                                                   ------------
Investment in affiliate-GRC                                                   -
                                                                   ------------
Restrictive time deposits for reclamation bonding                     1,799,913
                                                                   ------------
Other assets:
  Inactive milling equipment                                          1,548,097
  Technology license, net and other assets                               57,160
  Advance to GRC                                                         30,000
                                                                   ------------
    Total other assets                                                1,635,257
                                                                   ------------
  TOTAL ASSETS                                                     $  3,550,948
                                                                   ============

LIABILITIES, RESERVE & SHAREHOLDERS' EQUITY
Current liabilities:
 Accounts payable and accrued liabilities                          $    131,856
 Accrued salaries and directors fees, related parties                   247,896
 Installment purchase contracts                                           1,908
 Deferred credit-BacTech purchase option payment                        250,000
                                                                   ------------
  Total current liabilities                                             631,660
                                                                   ------------

Related party payables, long-term                                       544,760
Reserve for reclamation                                               1,789,978
                                                                   ------------

  Total liabilities, deferred credit and reserve                      2,966,398
                                                                   ------------
Shareholders' equity:
 Common stock, $.10 par value, 18,000,000 shares
   authorized; 17,453,533 shares issued and outstanding               1,745,353
 Additional paid-in capital                                          33,214,223
 Accumulated (deficit)                                              (34,375,026)
                                                                   ------------
    Total shareholders' equity                                          584,550
                                                                   ------------
 TOTAL LIABILITIES, RESERVE &
 SHAREHOLDERS' EQUITY                                              $  3,550,948
                                                                   ============

                     The accompanying notes are an integral
                part of these consolidated financial statements.


                                           U.S. GOLD CORPORATION
                                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                (Unaudited)

                                       For the six months ended June 30,         2003                2002
                                                                                 ----                ----


Cash flows from operating activities:
 Cash received from management contract                                       $      -            $   30,000
 Cash paid to suppliers and employees                                          (632,225)            (555,737)
 Interest received                                                                3,383                4,923
 Interest paid                                                                     (658)              (2,015)
 Income taxes paid                                                                    -                    -
                                                                              ---------           ----------
 Cash (used in) operating activities                                           (629,500)            (522,829)
                                                                              ---------           ----------

Cash flows from investing activities:
BacTech option payment                                                          250,000                    -
Decrease in restrictive time deposits for reclamation bond                       42,449                    -
Payment on license                                                                    -              (20,000)
Sale of assets                                                                    4,000               10,000
                                                                              ---------           ----------
 Cash provided by investing activities                                          296,449              (10,000)
                                                                              ---------           ----------
Cash flows from financing activities:
Sale of common stock for cash                                                   450,000              673,223
Borrowing from related parties                                                        -               29,358
Repayment of borrowing from related parties                                           -              (29,358)
Advance to GRC                                                                  (30,000)                   -
Payments on installment purchase contracts                                       (6,366)              (6,615)
                                                                              ---------           ----------
 Cash provided by (used in) financing activities                                413,634              666,608
                                                                              ---------           ----------

Increase in cash and cash equivalents                                            80,583              133,779
Cash and cash equivalents, beginning of period                                    4,437               72,089
                                                                              ---------           ----------
Cash and cash equivalents, end of period                                      $  85,020            $ 205,868
                                                                              =========            =========

Reconciliation of net loss to cash (used in) operating activities:
 Net (loss)                                                                   $(849,613)           $(707,925)
 Items not requiring cash:
  Stock compensation expense                                                    290,000                    -
  Depreciation                                                                   10,193                5,503
  (Increase) in other assets related to operations                               (4,358)             (15,331)
  Increase (decrease) in liabilities related to operations                      (75,722)             194,924
                                                                              ---------           ----------
Cash (used in) operating activities                                           $(629,500)           $(522,829)
                                                                              =========            =========


                            The accompanying notes are an integral part of these
                                     consolidated financial statements.

                              U.S. GOLD CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  June 30, 2003
                                   (Unaudited)


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION: The interim consolidated financial statements included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading.

Certain adjustments have been made in the financial statements for June 30, 2002 to conform to accounting and financial statement presentation for the period ended June 30, 2003. The changes had no effect on Net (loss) for the three or six month periods ended June 30, 2002.

These statements reflect all adjustments, consisting of normal recurring adjustments which, in the opinion of management, are necessary for fair presentation of the information contained therein. It is suggested that these financial statements be read in conjunction with the financial statements and notes thereto included in the Company's Form 10-KSB/A as of December 31, 2002.

PER SHARE AMOUNTS: Statement of Financial Accounting Standards No. 128, "Earnings Per Share", provides for the calculation of "Basic" and "Diluted" earnings per share. Basic earnings per share includes no dilution and is computed by dividing income available to common shareholders by the weighted-average number of shares outstanding during the period (17,453,533 and 17,209,089 for the three and six month periods ended June 30, 2003 and 14,362,819 and 14,194,326 for the corresponding periods of 2002). Diluted earnings per share reflect the potential dilution of securities that could share in the earnings of the Company, similar to fully diluted earnings per share. As of June 30, 2003 warrants and options are not considered in the computation of diluted earnings per share as their inclusion would be antidilutive.

INACTIVE MILLING EQUIPMENT: The Company carries mining assets located at the Tonkin Springs project as inactive milling equipment. The Board of Directors periodically, but not less than annually, assesses the net realizable value of the inactive milling equipment. During 2003 the Company utilized a third party engineering firm to assess the liquidation value of these assets. As a result of this assessment management has concluded that there is no impairment on the Company's inactive milling equipment as of June 30, 2003.

TECHNOLOGY LICENSE: The Company amortizes an acquired technology license on a straight-line basis over its useful life, which is estimated to be 5 years.

RECENT PRONOUNCEMENTS

In June 2001, the Financial Accounting Standards Board issued SFAS 143, "Accounting for Asset Retirement Obligations" which the Company adopted effective January 1, 2003. SFAS 143 requires the fair value of a liability for an asset retirement obligation to be recognized in the period that it is incurred if a reasonable estimate of fair value can be made. The Company has recorded a reserve for reclamation based on regulatory agency approved estimates of the costs to reclaim the Tonkin Springs property. The Company has restrictive cash securities in excess of the full estimated amount of reclamation. Therefore, the adoption of SFAS 143 did not have any material impact on the Company's financial position, results of operations or cash flows.

2.   TONKIN SPRINGS PROJECT

As of June 30, 2003, the Company, through subsidiaries, owned 100% of the Tonkin Springs LLC, a Delaware limited liability company ("TSLLC") which in turn owns the Tonkin Springs gold mine property located in Eureka County, Nevada. As discussed further below, effective July 31, 2003, the Company sold a 55% interest in TSLLC to BacTech Nevada Corporation ("BacTech Nevada"), a Nevada corporation and subsidiary of BacTech Enviromet Corporation ("BacTech"), a Canadian corporation based in Ontario with shares traded on the TSX-Venture Exchange (symbol YBA).

Effective July 31, 2003, Tonkin Springs Venture Limited Partnership ("TSLVP"), a Nevada limited partnership owned 100% by subsidiaries of the Company, closed the sale of 55% equity ownership interest in TSLLC to BacTech Nevada. The Company, through subsidiaries, owns the remaining 45% equity ownership interest in TSLLC. BacTech Nevada has assumed management and funding responsibilities for TSLLC. This closing was the transaction contemplated under a letter agreement between the Company and BacTech dated March 25, 2003 (the "Letter Agreement"), whereby BacTech had the right to purchase the interest in TSLLC. BacTech paid $250,000 associated with the Letter Agreement which amount has been reflected as a deferred credit on the Consolidated Balance Sheet at June 30, 2003, and which amount will be applied against the purchase price upon BacTech successfully closing the requisite financing.

The purchase price for BacTech Nevada's 55% equity ownership interest in TSLLC is $1,750,000 plus a funding obligation of $12 million to TSLLC. BacTech Nevada has paid a total of $400,000 of the purchase price to date, including the $250,000 paid with the Letter Agreement, with an additional $600,000 payment due October 31, 2003 and the remaining $750,000 to be paid either upon commencement of commercial production at Tonkin Springs, or if production has not commenced by July 31, 2004, in 12 consecutive monthly payments of $62,500 commencing on that date. BacTech Nevada shall also pay 100% of funding required by TSLLC up to $12 million (the "Funding Obligation"). If additional funding is required by TSLLC after the Funding Obligation, BacTech Nevada is required to advance the Company's share of any cash calls if requested by the Company (the "Advances"), with repayment to BacTech Nevada of any Advances plus interest from 50% of cash distributions otherwise due the Company. If BacTech Nevada withdraws from TSLLC at any time, its equity ownership interest would revert back to subsidiaries of the Company.

Under the Letter Agreement BacTech was required to reimburse the Company for the holding costs at the Tonkin Springs property from March 25, 2003 through the date of the closing, which approximated $68,500. Through June 30, 2003, the amount of such holding costs was $46,553, which was applied to reduce the holding cost of Tonkin Springs property for Statement of Operations presentation.

The Company and BacTech Nevada have amended and restated both the Member's Agreement and the Operating Agreement of the TSLLC to reflect the July 31, 2003 transaction. Those agreements provide for cash distributions from TSLLC (the "Distributions"), if any, prior to BacTech Nevada recovering its Funding Obligation under sliding scale related to the gold price which varies as to Distributions to BacTech Nevada from 55% at $360 per ounce gold and above to 80% for a gold price below $320 per ounce. After BacTech Nevada has received Distributions equal to its Funding Obligation of $12 million, then all Distributions shall be 55% to BacTech Nevada and 45% to the Company.

3.   SHAREHOLDERS' EQUITY

During January 2003, the Company entered into a subscription agreement with Resource Investment Trust, plc ("RIT") for the sale of 1,000,000 shares of restricted common stock at $.45/share for net proceeds of $450,000. RIT is the Company's largest shareholder, owning approximately 19.6% of the outstanding shares as of June 30, 2003. Because RIT is a significant shareholder of the Company and the stock was issued below its market price at the date of the closing of the transaction, the Company recognized stock compensation expense of $290,000.

After the transaction with RIT the Company has no available shares of common stock to meet future financing needs. The Company is considering requesting its shareholders to approve an increase to the authorized capital of the Company. It takes the affirmative vote of two-thirds of the outstanding shares to approve an increase to the authorized number of shares of the Company and the approval of this number of outstanding shares may be difficult to obtain.

Effective April 30, 2003, the Company and Excalibur Limited Partnership ("Excalibur") agreed to amend the exercise price of warrants and term for the purchase of 428,572 shares of stock of the Company from $.53 per share to $.30 per share (the market price of the shares on April 30, 2003) and to extend the exercise period under the warrants from May 30, 2004 to May 30, 2006. In exchange, Excalibur agreed to forgive amounts owed currently and in the future related to penalties incurred by the Company for failure to have filed an effective registration statement with the Securities and Exchange Commission for their purchased shares and warrants. While the Company has filed a registration statement with the Securities and Exchange Commission, it has not been declared effective to date. Penalties forgiven by Excalibur aggregated $25,500, which was credited to Additional paid-in capital on the Consolidated Balance Sheet as of June 30, 2003.

4.   RELATED PARTY TRANSACTIONS-GOLD RESOURCE CORPORATION

The Company owns 1,280,000 shares of common stock of Gold Resource Corporation ("GRC"), a private Colorado corporation and affiliate company, which shares were earned by the Company under a management contract with GRC that expired December 31, 2001 (the "2000 Management Contract"). The 1,280,000 shares represent approximately 27% of GRC's capitalization as of June 30, 2003. Through its stock ownership in GRC the Company has the opportunity to benefit from GRC's activities in Mexico. GRC is currently evaluating two mineral properties in Mexico.

During 2003, the Company made a non-interest bearing and unsecured advance to GRC of $30,000 to enable GRC to make critical payments related to its mineral properties. This advance has been classified as a non-current receivable as of June 30, 2003. GRC is involved in efforts to raise funds through the sale of its common stock in order to fund its exploration programs, property maintenance costs and corporate overhead.

William W. Reid and David C. Reid, each founders of GRC and officers and directors of the Company, have approximately 34% aggregate direct and beneficial ownership of GRC as of June 30, 2003.

Effective January 1, 2002, the Company and GRC entered into a management contract (the "2002 Management Contract") which expired by its term December 31, 2002. Under the 2002 Management Contract the Company was to be paid $30,000 per month to provided general management of GRC business activities. During the six months ended June 30, 2002, GRC paid only $30,000 to the Company under the 2002 Management Contract, which the Company recognized as revenues.

The shares of GRC are not currently publicly traded. The shares of GRC earned under the 2000 Management Contract were assessed by the Company to have indeterminable market value and the investment was therefore recorded at zero basis. Under equity accounting, the Company has not recorded its share of GRC's operating losses to date since such recognition would reduce its zero basis investment in GRC to below zero. GRC's unaudited operating loss for the six month periods ended June 30, 2003 and 2002 is $90,463 and $364,419, respectively, of which the Company's share would be approximately $24,678 and $112,013, respectively. The unaudited balance sheet of GRC as of June 30, 2003 reflects total assets of $8,046 and liabilities to vendors, contractors, consultants and officers of $402,739, including $330,000 payable to the Company for services under the 2002 Management Contract (which the Company will not recognize as revenue until receipt from GRC is reasonably assured), $30,000 for an advance to GRC made by the Company in 2003, and a shareholders' (deficit) of $(394,692). The overhead expense of the Company allocated to the 2002 GRC Management Contract for the three and six month periods ended June 30, 2002 and classified as "Exploration expense (cost of services provided under GRC management contract)" totaled $38,743 and $84,280, respectively, representing allocation of staff time.

                                  (back cover)
                              ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we have filed with the SEC. Under this registration statement, the Selling Shareholders named herein may sell up to 2,785,715 shares of U.S. Gold Corporation Common Stock described in this prospectus in one or more market or negotiated transactions.

This prospectus provides you with a general description of the Common Stock the Selling Shareholders may offer. Each time the Selling Shareholders sell Common Stock, they will provide a prospectus and, if applicable, a post-effective amendment that will contain specific information about the terms of that offering. The post effective amendment may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus post effective amendments.

The registration statement that contains this prospectus as well as any post effective amendments thereto, including the exhibits to the registration statement, contain additional information about us and the securities the Selling Shareholders may offer under this prospectus. You can read that registration statement at the SEC's website or at the SEC's offices mentioned under the heading "ADDITIONAL INFORMATION AVAILABLE" elsewhere in this prospectus.

Until ___, 2003, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

You should rely only on information contained in this prospectus. Neither U.S. Gold Corporation nor the Selling Shareholders have authorized any other person to provide you with information different from that contained in this prospectus.

The Common Stock will not be offered in any jurisdiction where the offering is not permitted.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

The Company indemnifies and holds harmless its directors, executive officers as well as certain other persons from any and all claims, actions, costs, expense, damages and liabilities, including without limitation, reasonable attorney's fees, arising out of or in connection with activities of those individuals in performance of their respective duties on behalf of our company, except in the case of gross negligence or willful misconduct, to the fullest extent permitted by applicable Colorado law.

The Colorado Business Corporation Act (the "Act") allows indemnification of directors, officers, employees and agents of the Company against liabilities incurred in any proceeding in which an individual is made a party because he was a director, officer, employee or agent of the Company if such person conducted himself in good faith and reasonable believed his actions were in, or not opposed to, the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A person must be found to be entitled to indemnification under this statutory standard by procedures designed to assure that disinterested members of the Board of Directors have approved indemnification or that, absent the ability to obtain sufficient numbers of disinterested directors, independent counsel or shareholders have approved the indemnification based on a finding that the person has met the standard. Indemnification is limited to reasonable expenses. In addition, the Company's By-Laws provide that the Company shall have the power to indemnify its officers, directors, employees and agents to the extent permitted by the Act.

Item 25. Other Expenses of Issuance and Distribution.

We will pay all expenses in connection with the issuance and distribution of the securities being registered. The following table sets forth expenses and costs related to this offering (other than underwriting discounts and commissions) expected to be incurred with the issuance and distribution of the securities described in this registration statement. All amounts are estimate except for the Securities and Exchange Commission's registration fee:


     SEC registration fee                                          $    161
     Legal fees and expenses for U. S. Gold Corporation            $ 35,000
     Accountants fees and expenses                                 $ 15,000
     Printing and engraving expenses                               $  1,500
     Miscellaneous                                                 $  1,000
                                                                   --------
     Total                                                         $ 52,661

Item 26. RECENT SALES OF UNREGISTERED SECURITIES.

During the proceeding three years, the Company has sold an aggregate of 4,528,243 shares of its Common Stock without registering those securities under the Securities Act.

Of that total the following shares of Common Stock are subject to and included for registration in this filing:

                                                                                       Section of
                               Amount          Price        Total       Underwriter      Act for
Date     Purchaser              Sold         per share     Offering       Fee(1)        Exemption
----     ---------            ----------     ---------    -----------   -----------    -----------

5/30/02  Excalibur Limited    857,143          $.35       $300,000      $27,000           (16)
         Partnership (2)      428,572(3)       $.30       $128,572(3)   $11,571(3)        (16)

6/5/02   Global Gold          125,000          $.40       $50,000       $4,500            (16)
         & Precious (4)

6/18/02  1056149 Ontario       50,000          $.40       $20,000       $1,800            (16)
         Ltd. c/o HSBC
         Securities (Canada)
         Inc. (5)

6/18/02  John Ryan (6)        375,000          $.40       $150,000      $13,500           (16)

6/18/02  Michaux-Gestion      250,000          $.40       $100,000      $9,000            (16)
         Paris (7)

6/18/02  ING Ferri            125,000          $.40       $50,000       $4,500            (16)
         a/c 2000024 (8)

6/18/02  Concord Bank          50,000          $.40       $20,000       $1,800            (16)
         Limited (9)

6/20/02  Excelsior            125,000          $.40       $50,000       $4,500            (16)
         Mining Fund (10)

6/28/02  R. Clarke (11)        75,000          $.40       $30,000       $2,700            (16)

6/28/02  Arlington Group      187,500          $.40       $75,000       $6,750            (16)
         PLC (12)

6/28/02  Kayjay Realty        112,500          $.40       $45,000       $4,050            (16)
         Inc. (13)

6/28/02  GUNDYCO in            25,000          $.40       $10,000       $  900            (16)
         Trust  for Account
         No. 500-1327427 (14)

9/29/03  RMB International    672,528          $.54      $363,165       $    0            (16)(17)
         (Dublin) Ltd. (15)


(1) One December 17, 2002 the Company and GRC jointly entered into an agreement with IBK Capital Corp. of Toronto, Ontario, Canada ("IBK") whereby IBK agreed assist the Company and GRC in seeking and arranging equity investment independently for the Company as well as for GRC. The agreement provided commission due IBK of 9% computed on any money raised for the Company or for IBK.
(2) Excalibur Limited Partnership is an Ontario, Canada limited partnership the sole general partner of which is William Hechter.
(3) Represents 428,572 shares of Common Stock underlying unexercised warrants that are exercisable as of June 30, 2002 and expiring May 30, 2006.

(4) Global Gold & Precious is a gold and precious mutual fund company based in Paris, France with investment manager Jean Bernard Guyon.
(5) 1056149 Ontario Ltd. is an Ontario, Canada private foreign investment management company controlled by Marilyn Barker.
(6) Mr. John Ryan is a Canadian individual who makes his own investment decisions.
(7) Michaux-Gestion Paris is a private foreign investment management company based in Paris, France with investment manager Remy Bert.
(8) ING Ferri a/c 2000024 is the account of Societe Parisienne Gestion is a private foreign investment management company based in Paris, France with investment officer Yves Tailleur.
(9) The Concorde Bank Limited is a bank registered in Barbados, West Indies, with investment manager Norbert Marchal.
(10) Excelsior Mining Fund is registered in Nassau (Bahamas) and is managed by Lion Resources Management Ltd, London, England.
(11) Mr. R. Clark is a individual living in France who makes his own investment decisions.
(12) The Arlington Group PLC is a private foreign venture capital firm based in London, England.
(13) Kayjay Realty Inc. is a business based in Ontario, Canada, and the investment account is managed by HSBC Securities (Canada) Inc.
(14) GUNDYCO in Trust for Account No. 500-1327427 is managed by CIBC Wood Gundy for the benefit of Minh-Thu Dao-Hoy, an individual living in Canada.

(15) RMB International (Dublin) Ltd. is a wholly owned subsidiary of First Rand Bank Holding Limited of South Africa. The investment manager is Rick Winters.
(16) The Company relied on Sections 4(2) and 4(6) of the Securities Act and Rule 506 of Regulation D promulgated under the Act. All purchasers are "Accredited Investors" as that term is defined in Regulation D. All purchasers had access to information that enabled them to evaluate the risks and merits to an investment in the Company.
(17) In addition to Section 4(2), the Company believes that this transaction was exempt under Regulation S promulgated under the Act.


Included in the total shares sold which are not subject to this registration are the following:

                                                                                       Section of
                               Amount          Price        Total       Underwriter      Act for
Date     Purchaser              Sold         per share     Offering       Fee(1)        Exemption
----     ---------            ----------     ---------    -----------   -----------    -----------
12/7/02  Resource
         Investment                                                                    Section 4(2)
         Trust plc (1)          70,000         $.40         $ 28,000           -       and Reg.S

1/21/03  Resource
         Investment                                                                    Section 4(2)
         Trust plc (1)        1,000,000        $.45         $450,000           -       and Reg.S

(1) Resource Investment Trust plc is an publicly-traded investment fund registered in the United Kingdom.
(2) The Company relied on Section 4(2) of the Securities Act and Regulation S promulgated under the Act. The purchaser is a "Foreign Investor" as that term is defined in Regulation S. The purchaser had access to information that enabled it to evaluate the risks and merits to an investment in the Company.


Item 16.   EXHIBITS

3.0 Company's Articles of Incorporation, as Amended June 22, 1988, July 5, 1988, and December 20, 1991 (incorporated by reference from the Report on Form 10-KSB dated December 31, 1995, Exhibit 3.0).

3.1 Company's Bylaws, as Amended June 22, 1988 (incorporated by reference from the Report on Form 10-KSB dated December 31, 1995, Exhibit 3.1).


*5. Opinion of Moye Giles LLP regarding legality of the securities covered by this Registration Statement.

10.1 Agreement To Pay Distributions dated February 21, 1992, by and between Tonkin Springs Gold Mining Company and French American Banking Corporation (incorporated by reference from the Report on Form 8-K dated February 21, 1992, Exhibit 4).

10.2 Amended and Restated Non-Qualified Stock Option and Stock Grant Plan, as amended effective December 8, 1993 (incorporated by reference from the Report on Form 10-KSB for the year ended December 31, 1993,
          Exhibit 10.14).

10.3 Amended Employment Agreement with William W. Reid dated June 1, 1995 (Incorporated by reference from the Report on Form 10-QSB for the period ended September 30, 1995, Exhibit 10.1).

10.4 Amended Employment Agreement with William F. Pass dated June 1, 1995 (Incorporated by reference from the Report on Form 10-QSB for the period ended September 30, 1995, Exhibit 10.2).

10.5 Amended Employment Agreement with David C. Reid dated June 1, 1995 (Incorporated by reference from the Report on Form 10-QSB for the period ended September 30, 1995, Exhibit 10.3).

10.6 Members Agreement of the Members of Tonkin Springs LLC by and between Tonkin Springs Venture Limited Partnership and Tonkin Springs Holdings Inc. dated February 26, 1999 (Incorporated by reference from the Report on Form SB-2 Amendment No. 2 filed December 6, 2002, Exhibit 10.6).

10.7 Members' Agreement of the Members of Tonkin Springs LLC as Amended by and between Tonkin Springs Venture Limited Partnership and U.S. Environmental Corporation dated October 18, 2001 1999 (Incorporated by reference from the Report on Form SB-2 Amendment No. 2 filed December 6, 2002, Exhibit 10.7).

10.8 Operating Agreement of the Members of Tonkin Springs LLC by and between Tonkin Springs Venture Limited Partnership and Tonkin Springs Holdings Inc. dated February 26, 1999 (Incorporated by reference from the Report on Form SB-2 Amendment No. 2 filed December 6, 2002,
          Exhibit 10.8).

10.9 Operating Agreement of the Members of Tonkin Springs LLC as Amended by and between Tonkin Springs Venture Limited Partnership and U.S. Environmental Corporation dated October 18, 2001 1999 (Incorporated by reference from the Report on Form SB-2 Amendment No. 2 filed December 6, 2002, Exhibit 10.9).

10.10 Settlement Agreement between Tonkin Springs Holding Inc., and Tonkin Springs Management Co., and Tonkin Springs Venture Limited Partnership and Tonkin Springs LLC, dated October 31, 2001 (Incorporated by reference from the Report on Form 10-QSB for the period ended September 31, 2001, Exhibit 10.3.)

10.11 Technical Services Agreement dated December 18, 2001 between Tonkin Springs Holding Inc., Tonkin Springs Venture Limited Partnership and Tonkin Springs LLC, and Steffen Robertson & Kirsten (U.S.), Inc. 1999 (Incorporated by reference from the Report on Form SB-2 Amendment No. 2 filed December 6, 2002, Exhibit 10.11)

10.12 Amendment to Employment Agreement with William W. Reid dated July 21, 1998 1999 (Incorporated by reference from the Report on Form SB-2 Amendment No. 2 filed December 6, 2002, Exhibit 10.12).

10.13 Amendment to Employment Agreement with William F. Pass dated July 21, 1998 1999 (Incorporated by reference from the Report on Form SB-2 Amendment No. 2 filed December 6, 2002, Exhibit 10.13)

10.14.1 Amendment to Employment Agreement with David C. Reid dated July 21, 1998 1999 (Incorporated by reference from the Report on Form SB-2 Amendment No. 2 filed December 6, 2002, Exhibit 10.14).

10.14.2 Letter Agreement by and between William W. Reid and U.S. Gold Corporation dated March 31, 2003 amending the Employment Agreement dated July 21, 1998, As Amended ((Incorporated by reference from the Report on Form 10-KSB for the year ended December 31, 2002, Exhibit 10.45)

10.16 Management Agreement dated effective July 1, 2000 between U.S. Gold Corporation and Gold Resource Corporation (Incorporated by reference from the Report on Form 10-QSB for the period ended June 30, 2000,
          Exhibit 6.a.)

10.17 Management Agreement dated effective January 1, 2002 between U.S. Gold Corporation and Gold Resource Corporation (Incorporated by reference from the Report on Form SB-2 Amendment No. 2 filed December 6, 2002,
          Exhibit 10.16.)

10.18 Technology Option Agreement dated December 18, 2001 between Newmont Technologies Limited and U.S. Gold Corporation (Incorporated by reference from the Report on Form SB-2 Amendment No. 2 filed December 6, 2002, Exhibit 10.17.).

10.19 Non-Exclusive Technology License Agreement dated May 31, 2002 by and between Newmont USA Limited, d/b/a Newmont Mining Corporation and U.S. Gold Corporation (Incorporated by reference from the Report on Form SB-2 Amendment No. 2 filed December 6, 2002, Exhibit 10.18).

10.20 Subscription Agreement dated May 30, 2002 by and between Excalibur Limited Partnership and U.S. Gold Corporation (Incorporated by reference from the Report on Form SB-2 Amendment No. 2 filed December 6, 2002, Exhibit 10.19).


10.21 Amendment to Subscription Agreement date May 30, 2002 by and between Excalibur Limited Partnership and U.S. Gold Corporation dated April 30, 2003 (Incorporated by reference from the Report on Form SB-2 Amendment No. 3 filed June 20, 2003, Exhibit 10.21).


10.22 Form of Subscription Agreement at $.40/share with various Selling Shareholders of the Common Stock of U.S. Gold Corporation (Incorporated by reference from the Report on Form 10-QSB for the period ended June 30, 2002, Exhibit 10.3).

10.23 Gold Resource Corporation Share Subscription Agreement among U.S. Gold Corporation, William W. Reid, David C. Reid, RMB International (Dublin) Limited, and Gold Resource Corporation (Incorporated by reference from the Report on Form 10-KSB for the year ended December 31, 2002, Exhibit 10.39).

10.24 Letter agreement between the Company and IBK Capital Corp. dated November 1, 2002 regarding non-exclusive assistance of IBK to seek corporate transaction for the Company (Incorporated by reference from the Report on Form 10-KSB for the year ended December 31, 2002,
          Exhibit 10.40).

10.25 2002 Stock Option and Stock Grant Plan dated August 8, 2002 (Incorporated by reference from the Report on Form SB-2 Amendment No. 2 filed December 6, 2002, Exhibit 10.21.).

10.26 Incentive Stock Option Agreement dated August 8, 2002 between the Company and William W. Reid (Incorporated by reference from the Report on Form SB-2 Amendment No. 2 filed December 6, 2002, Exhibit 10.22).

10.27 Incentive Stock Option Agreement dated August 8, 2002 between the Company and William F. Pass (Incorporated by reference from the Report on Form SB-2 Amendment No. 2 filed December 6, 2002, Exhibit 10.23).

10.28 Incentive Stock Option Agreement dated August 8, 2002 between the Company and David C. Reid (Incorporated by reference from the Report on Form SB-2 Amendment No. 2 filed December 6, 2002, Exhibit 10.24).

10.29 Letter Agreement dated December 20, 2002 by and between William W. Reid and the Company terminating for no consideration that certain Incentive Stock Option Agreement dated August 20, 2002 (Incorporated by reference from the Report on Form 8-K dated December 6, 2002,
          Exhibit 10.1).

10.30 Letter Agreement dated December 20, 2002 by and between David C. Reid and the Company terminating for no consideration that certain Incentive Stock Option Agreement dated August 20, 2002 (Incorporated by reference from the Report on Form 8-K dated December 6, 2002,
          Exhibit 10.2).

10.31 Letter Agreement dated December 20, 2002 by and between William F. Pass and the Company terminating for no consideration that certain Incentive Stock Option Agreement dated August 20, 2002 (Incorporated by reference from the Report on Form 8-K dated December 6, 2002, Exhibit 10.3).

10.32 Conditional Agreement Not To Exercise Certain Stock Options Under Stock Option Agreement Dated January 20, 1999 by and between William W. Reid and the Company dated December 6, 2002 (Incorporated by reference from the Report on Form 8-K dated December 6, 2002, Exhibit 10.4.)

10.33 Conditional Agreement Not To Exercise Certain Stock Options Under Stock Option Agreement Dated January 20, 1999 by and between William F. Pass and the Company dated December 6, 2002 (Incorporated by reference from the Report on Form 8-K dated December 6, 2002, Exhibit 10.5.)

10.34 Conditional Agreement Not To Exercise Certain Stock Options Under Stock Option Agreement Dated January 20, 1999 by and between David C. Reid and the Company dated December 6, 2002 (Incorporated by reference from the Report on Form 8-K dated December 6, 2002, Exhibit 10.6.)

10.35 Conditional Agreement Not To Exercise Certain Stock Options Under Stock Option Agreement Dated January 20, 1999 by and between John W. Goth and the Company dated December 6, 2002 (Incorporated by reference from the Report on Form 8-K dated December 6, 2002, Exhibit 10.7.)

10.36 Amended Conditional Agreement Not To Exercise Certain Stock Options Under Stock Option Agreement Dated January 20, 1999 by and between William W. Reid and the Company dated January 16, 2003 (Incorporated by reference from the Report on Form 8-K dated January 16, 2003, Exhibit 10.1.)

10.37 Amended Conditional Agreement Not To Exercise Certain Stock Options Under Stock Option Agreement Dated January 20, 1999 by and between William F. Pass and the Company dated January 16, 2003 (Incorporated by reference from the Report on Form 8-K dated January 16, 2003, Exhibit 10.2.)

10.38 Amended Conditional Agreement Not To Exercise Certain Stock Options Under Stock Option Agreement Dated January 20, 1999 by and between David C. Reid and the Company dated January 16, 2003 (Incorporated by reference from the Report on Form 8-K dated January 16, 2003, Exhibit 10.3)

10.39 Amended Conditional Agreement Not To Exercise Certain Stock Options Under Stock Option Agreement Dated January 20, 1999 by and between John
         W. Goth and the Company dated January 16, 2003 (Incorporated by reference from the Report on Form 8-K dated January 16, 2003, Exhibit 10.4.)

10.40 Subscription Agreement and Investment Agreement dated effective December 6, 2002 by and between Resource Investment Trust plc and the Company covering 70,000 shares of common stock in a private transaction (Incorporated by reference from the Report on Form 8-K dated December 6, 2002, Exhibit 10.8)

10.41 Subscription Agreement and Investment Agreement dated effective January 16, 2003 and closed January 21, 2003 by and between Resource Investment Trust plc and the Company covering 1,000,000 shares of common stock in a private transaction (Incorporated by reference from the Report on Form 8-K dated January 16, 2003, Exhibit 10.5.)

10.42 Non-exclusive Agreement to seek funding dated December 17, 2001 between jointly U.S. Gold Corporation and Gold Resource Corporation, and IBK Capital Corp. (Incorporated by reference from the Report on Form 10-KSB for the year ended December 31, 2002, Exhibit 10.18.)

10.43 Letter agreement between the Company and IBK Capital Corp. dated November 1, 2002 regarding non-exclusive assistance of IBK to seek corporate transaction for the Company (Incorporated by reference from the Report on Form 10-KSB for the year ended December 31, 2002, Exhibit 10.40.)

10.44 Gold Resource Corporation Share Subscription Agreement among U.S. Gold Corporation, William W. Reid, David C. Reid, RMB International (Dublin) Limited, and Gold Resource Corporation dated May 6, 2002 (Incorporated by reference from the Report on Form 10-KSB for the year ended December 31, 2002, Exhibit 10.39).

10.45 Amended Conditional Agreement Not To Exercise Certain Stock Options Under Stock Option Agreement Dated January 20, 1999 by and between William W. Reid and the Company dated March 17, 2003 (Incorporated by reference from the Report on Form 10-KSB for the year ended December 31, 2002, Exhibit 10.41).

10.46 Amended Conditional Agreement Not To Exercise Certain Stock Options Under Stock Option Agreement Dated January 20, 1999 by and between William F. Pass and the Company dated March 17, 2003 (Incorporated by reference from the Report on Form 10-KSB for the year ended December 31, 2002, Exhibit 10.42).

10.47 Amended Conditional Agreement Not To Exercise Certain Stock Options Under Stock Option Agreement Dated January 20, 1999 by and between David C. Reid and the Company dated March 17, 2003 (Incorporated by reference from the Report on Form 10-KSB for the year ended December 31, 2002, Exhibit 10.43).

10.48 Amended Conditional Agreement Not To Exercise Certain Stock Options Under Stock Option Agreement Dated January 20, 1999 by and between John
         W. Goth and the Company dated March 17, 2003 (Incorporated by reference from the Report on Form 10-KSB for the year ended December 31, 2002,
         Exhibit 10.44).

10.49 Amended Conditional Agreement Not To Exercise Certain Stock Options Under Stock Option Agreement Dated January 20, 1999 by and between William W. Reid and U.S. Gold Corporation dated March 17, 2003 (Incorporated by reference from the Report on Form 10-KSB for the year ended December 31, 2002, Exhibit 10.41).

10.50 Amended Conditional Agreement Not To Exercise Certain Stock Options Under Stock Option Agreement Dated January 20, 1999 by and between William F. Pass and U.S. Gold Corporation dated March 17, 2003 (Incorporated by reference from the Report on Form 10-KSB for the year ended December 31, 2002, Exhibit 10.42).

10.51 Amended Conditional Agreement Not To Exercise Certain Stock Options Under Stock Option Agreement Dated January 20, 1999 by and between David C. Reid and U.S. Gold Corporation dated March 17, 2003 (Incorporated by reference from the Report on Form 10-KSB for the year ended December 31, 2002, Exhibit 10.43).

10.52 Amended Conditional Agreement Not To Exercise Certain Stock Options Under Stock Option Agreement Dated January 20, 1999 by and between John
         W. Goth and U.S. Gold Corporation dated March 17, 2003 (Incorporated by reference from the Report on Form 10-KSB for the year ended December 31, 2002, Exhibit 10.44).

10.53 Letter Agreement by and between William W. Reid and the Company dated March 31, 2003 amending the Employment Agreement dated July 21, 1998, As Amended (Incorporated by reference from the Report on Form 10-KSB for the year ended December 31, 2002, Exhibit 10.45).

10.54 Letter Agreement between the Company and BacTech Enviromet Corporation dated March 25, 2003 as amended March 28, 2003, related to the purchase by BacTech of 55% interest in Tonkin Springs LLC from Tonkin Springs Venture LP, a subsidiary of the Company (Incorporated by reference from the Report on Form 8-K dated May 5, 2003, Exhibit 10.1).

21. Subsidiaries of the U.S. Gold Corporation (Incorporated by reference from the Report on Form 10-KSB for the year ended December 31, 2001,
         Exhibit 21).

*23.1    Consent of Stark Winter Schenkein & Co., LLP.


*23.2    The consent of Moye Giles LLP is included in Exhibit 5.


*        Filed herewith.

Item 17. UNDERTAKINGS.

The undersigned registrant hereby undertakes that it will:

1. File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     a. To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

     b. To reflect in the prospectus any facts or events, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of registration Fee" table in the effective registration statement.

     c. Include any additional or changed material information on the plan of distribution.

2. For the purposes of determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3. To file a post effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

4. To supplement the prospectus, after the expiration on the warrant period, May 30, 2004, to set forth the results of the exercise of the warrants, if any, thereunder.

5. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question, whether such indemnification by its is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lakewood, State of Colorado, on October 14, 2003.


U.S. GOLD CORPORATION
(Registrant)
/s/ William W. Reid
-------------------------------
By: William W. Reid
President and Chief Executive Officer and Chairman of the Board of Directors

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacity and on the dates stated.


/s/ William W. Reid
-------------------------------
Date: October 14, 2003
William W. Reid
Title: Chairman of the Board of Directors

/s/ William F. Pass
-------------------------------
Date: October 14, 2003
William F. Pass
Title: Vice President an Chief Financial Officer

/s/ David C. Reid
-------------------------------
Date: October 14, 2003
David C. Reid
Title: Vice President and Member of the Board of Directors

/s/ John W. Goth
-------------------------------
Date: October 14, 2003
John W. Goth
Title: Member of the Board of Directors

/s/ Richard F. Nanna
-------------------------------
Date: October 14, 2003
Richard F. Nanna
Title: Member of the Board of Directors

/s/ Peter Bojtos
-------------------------------
Date: October 14, 2003
Peter Bojtos
Title: Member of the Board of Directors

/s/ Curtis Deane
-------------------------------
Date: October 14, 2003
Curtis Deane
Title: Member of the Board of Directors